Execution Counterpart

                           PURCHASE AND SALE AGREEMENT

                                 by and between

                            Statex Petroleum I, L.P.
                                       and
                              Charles W. Gleeson LP
                                    (Seller)

                                       and

                            Baseline Oil & Gas Corp.
                                   (Purchaser)

                             dated December 20, 2006

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                                TABLE OF CONTENTS

1.       PURCHASE AND SALE.....................................................1

     1.1      AGREEMENT TO SELL AND PURCHASE...................................1
     1.2      ASSETS...........................................................1
     1.3      EFFECTIVE DATE...................................................3
     1.4      EXCLUDED ASSETS..................................................3
     1.5      GAUGING AND STRAPPING............................................4
     1.6      RECORDS..........................................................4

2.       SALE AND PURCHASE.....................................................5

     2.1      PURCHASE AND SALE................................................5
     2.2      PURCHASE PRICE...................................................5
     2.3      PERFORMANCE DEPOSIT..............................................5
     2.4      ALLOCATION OF PURCHASE PRICE.....................................5
     2.5      DETERMINATION OF ADJUSTED PURCHASE PRICE.........................6
     2.6      PAYMENT OF ADJUSTED PURCHASE PRICE...............................7
     2.7      TAX PURCHASE PRICE ALLOCATIONS...................................7

3.       TITLE MATTERS.........................................................8

     3.1      ACCESS TO RECORDS AND ASSETS.....................................8
     3.2      DEFINITIONS......................................................8
     3.3      NOTICE OF TITLE DEFECT..........................................11
     3.4      REMEDIES FOR TITLE DEFECTS......................................11
     3.5      PROCEDURE FOR RESOLVING TITLE DEFECTS...........................11
     3.6      VALUE OF DEFECTS................................................12
     3.7      INTEREST ADDITIONS..............................................13
     3.8      RIGHT TO TERMINATE AGREEMENT....................................14
     3.9      EXPERT DETERMINATION............................................14
     3.10     PREFERENTIAL PURCHASE RIGHTS AND CONSENTS TO ASSIGN.............15

4.       CASUALTY LOSS........................................................18

     4.1      CASUALTY LOSS...................................................18

5.       ENVIRONMENTAL CONDITION..............................................18

     5.1      PHYSICAL CONDITION OF THE ASSETS................................18
     5.2      ENVIRONMENTAL ASSESSMENT........................................19
     5.3      ENVIRONMENTAL DEFECT NOTICE.....................................20
     5.4      REMEDIES FOR ENVIRONMENTAL DEFECTS..............................20
     5.5      PROCEDURE FOR RESOLVING ENVIRONMENTAL DEFECTS...................20
     5.6      DEFINITIONS.....................................................21
     5.7      "AS IS, WHERE IS" PURCHASE......................................23

6.       REPRESENTATIONS OF SELLER............................................23

     6.1      DISCLAIMERS.....................................................23
     6.2      REPRESENTATIONS.................................................23
     6.3      KNOWLEDGE.......................................................27

7.       REPRESENTATIONS OF PURCHASER.........................................27

     7.1      EXISTENCE.......................................................28
     7.2      POWER...........................................................28
     7.3      AUTHORIZATION...................................................28
     7.4      BROKERS.........................................................28
     7.5      DISTRIBUTION....................................................28
     7.6      CLAIMS AND LITIGATION...........................................29

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     7.7      FINANCIAL ABILITY TO PERFORM....................................29
     7.8      BONDS...........................................................29

8.       PRE-CLOSING OBLIGATIONS OF SELLER....................................29

     8.1      OPERATIONS......................................................29
     8.2      CONTRACTS.......................................................29
     8.3      COMPENSATION OF SELLER..........................................30
     8.4      OPERATION OF CERTAIN PROPERTIES AFTER INTERIM PERIOD............30
     8.5      PERMISSIONS.....................................................30
     8.6      BEST EFFORTS....................................................31
     8.7      DEFAULTS........................................................31
     8.8      OPERATORSHIP....................................................31
     8.9      GEOLOGICAL AND GEOPHYSICAL INFORMATION..........................31
     8.10     FINANCIAL STATEMENTS............................................31

9.       PRE-CLOSING OBLIGATIONS OF PURCHASER.................................32

     9.1      RETURN OF DATA..................................................32
     9.2      BEST EFFORTS....................................................32

10.      CONDITIONS OF SELLER TO CLOSING......................................32

     10.1     REPRESENTATIONS.................................................32
     10.2     PERFORMANCE.....................................................32
     10.3     CERTIFICATE.....................................................33
     10.4     PENDING MATTERS.................................................33
     10.5     GOVERNMENTAL CONSENTS...........................................33
     10.6     OPINION.........................................................33

11.      CONDITIONS OF PURCHASER TO CLOSING...................................34

     11.1     REPRESENTATIONS.................................................34
     11.2     PERFORMANCE.....................................................34
     11.3     OFFICER'S CERTIFICATE...........................................34
     11.4     PENDING MATTERS.................................................34
     11.5     GOVERNMENTAL CONSENTS...........................................34
     11.6     OPINION OF SELLER'S COUNSEL.....................................34
     11.7     FINANCIAL STATEMENTS............................................35

12.      CLOSING..............................................................35

     12.1     TIME AND PLACE OF CLOSING.......................................35
     12.2     CHANGE OF CLOSING DATE..........................................35
     12.3     CALCULATION OF PRELIMINARY AMOUNT...............................36
     12.4     FAILURE TO CLOSE................................................36
     12.5     CLOSING OBLIGATIONS.............................................36
     12.6     CONVEYANCE......................................................37

13.      POST-CLOSING OBLIGATIONS.............................................38

     13.1     POST-CLOSING ADJUSTMENTS........................................38
     13.2     RECEIPTS AND CREDITS............................................39
     13.3     ASSUMPTION; SURVIVAL; INDEMNIFICATION; CERTAIN LIMITATIONS......40
     13.4     DISCLAIMER......................................................44
     13.5     METHOD OF ASSERTING CLAIMS......................................44
     13.6     PAYMENT.........................................................45
     13.7     LIMITATION ON DAMAGES...........................................46
     13.8     RECORDING.......................................................46
     13.9     COOPERATION AND FURTHER ASSURANCES..............................46

14.      TERMINATION..........................................................47


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     14.1     RIGHT OF TERMINATION............................................47
     14.2     EFFECT OF TERMINATION...........................................47

15.      TAXES................................................................48

     15.1     APPORTIONMENT OF AD VALOREM AND PROPERTY TAXES..................48
     15.2     TAXES PAID FOR OTHERS...........................................49
     15.3     SALES TAXES.....................................................49
     15.4     OTHER TAXES.....................................................49
     15.5     COOPERATION.....................................................49
     15.6     TAX INDEMNITY...................................................50
     15.7     EXCULSIVITY; LIMITATIONS........................................50

16.      MISCELLANEOUS........................................................50

     16.1     ENTIRE AGREEMENT................................................50
     16.2     WAIVER..........................................................50
     16.3     HEADINGS........................................................50
     16.4     ASSIGNMENT......................................................51
     16.5     NO THIRD PARTY BENEFICIARIES....................................51
     16.6     GOVERNING LAW...................................................51
     16.7     NOTICES.........................................................51
     16.8     EXECUTION IN COUNTERPARTS.......................................52
     16.9     EXPENSES........................................................52
     16.10    CONFIDENTIALITY.................................................52
     16.11    EXHIBITS AND SCHEDULES..........................................53
     16.12    PUBLICITY.......................................................53
     16.13    USE OF SELLER'S NAMES...........................................53
     16.14    SEVERABILITY....................................................53
     16.15    AFFILIATE.......................................................53
     16.16    INTENTIONALLY OMITTED...........................................53
     16.17    ATTORNEY'S FEES.................................................53


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                                    Exhibits

Exhibit A - Leases

Exhibit B - Wells Listing and Allocated Values

Exhibit C - Closing Adjustment Statement

Exhibit D - Preferential Rights to Purchase and Consent to Assignment

Exhibit E - Tax Partnerships

Exhibit F - Pending Claims and Litigation

Exhibit G - Violation of Laws

Exhibit H - Production and Pipeline Imbalances

Exhibit I - Material Existing Contracts

Exhibit J - Purchaser's Required Bonds and Securities

Exhibit K - Outstanding AFE's

Exhibit L - Assignment, Bill of Sale and Conveyance


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                                Glossary of Terms

"Accounting Firm" means the firm of PriceWaterhouseCoopers.

"Adjusted Purchase Price" has the meaning given to it in Section 2.5 of the Agreement.

"Affiliate" has the meaning given to it in Section 16.15 of the Agreement.

"Agreed Rate" has the meaning given to it in Section 13.6.2 of the Agreement.

"Allocated Value" has the meaning given to it in Section 2.4 of the Agreement.

"Applicable Laws" has the meaning given to it in Section 5.6.1 of the Agreement.

"Assets" has the meaning given to it in Section 1.2 of the Agreement.

"Assumed Obligations" has the meaning given to it in Section 13.3.1 of the Agreement.

"Basket Deductible" has the meaning given to it in Section 13.3.4 of the Agreement.

"Casualty Loss" has the meaning given to it in Section 4.1 of the Agreement.

"Casualty Loss Amount" has the meaning given to it in Section 4.1 of the Agreement.

"CERCLA" is defined in Section 5.6.3 of the Agreement.

"Claim Notice" has the meaning given to it in Section 13.5.1 of the Agreement.

"Closing" has the meaning given to it in Section 12.1 of the Agreement.

"Closing Adjustment Statement" has the meaning given to it in Section 12.3 of the Agreement.

"Closing Date" has the meaning given to it in Section 12.1 of the Agreement.

"Code" has the meaning given to it in Section 2.7 of the Agreement.

"Confidentiality Agreement" has the meaning given to it in Section 16.1 of the Agreement.

"Control," "controlled by" and "under common control with" have the meanings given to them in Section 16.15 of the Agreement.

"Costs" has the meaning given to it in Section 3.1 of the Agreement.

"Decision Notice" has the meaning given to it in Section 3.9.1 of the Agreement.

"Defect Expert" has the meaning given to it in Section 3.9. of the Agreement.


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"Defect Value" has the meaning given to it in Section 3.3 of the Agreement.

"Due Diligence Period" has the meaning given to it in Section 3.3 of the Agreement.

"Effective Date" has the meaning given to it in Section 1.3 of the Agreement.

"Environmental Defect" has the meaning given to it in Section 5.6.2 of the Agreement.

"Environmental Defect Notice" has the meaning given to it in Section 5.3 of the Agreement.

"Environmental Indemnity Payment" has the meaning given to it in Section 5.4 of the Agreement.

"Environmental Laws" has the meaning given to it in Section 5.6.3 of the Agreement.

"Environmental Obligations" has the meaning given to it in Section 13.3.1 of the Agreement.

"Excluded Assets" has the meaning given to it in Section 1.4 of the Agreement.

"Existing Contracts" has the meaning given to it in Section 1.2.3 of the Agreement.

"Finally Determined Casualty Loss" has the meaning given to it in Section 4.1 of the Agreement.

"Finally Determined Environmental Defect" has the meaning given to it in Section
5.5.1 of the Agreement.

"Finally Determined Title Defect" has the meaning given to it in Section 3.5.1 of the Agreement.

"Final Settlement Date" has the meaning given to it in Section 13.1.2 of the Agreement.

"Financial Statements" has the meaning given to it in Section 8.10 of the Agreement.

"Form 8594" has the meaning given to it in Section 2.7 of the Agreement.

"General Assignment" has the meaning given to it in Section 12.6.2 of the Agreement.

"Good and Defensible Title" has the meaning given to it in Section 3.2.1 of the Agreement.

"Governmental Body" has the meaning given to it in Section 5.6.4 of the Agreement.

"Hazardous Substances" has the meaning given to it in Section 5.6.5 of the Agreement.

"Indemnified Party" and "Indemnifying Party" have the meanings given to them in
Section 13.5.1 of the Agreement.


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"Interest Addition," "Interest Addition Notice," "Interest Addition Rejection
Notice," and "Interest Addition Value" have the meanings given to them in
Section 3.7 of the Agreement.

"Interest Period" has the meaning given to it in Section 2.2 of the Agreement.

"Interim Period" has the meaning given to it in Section 8.1 of the Agreement.

"Net Revenue Interest" has the meaning given to it in Section 3.2.1 of the Agreement.

"Non-Third Party Claim" has the meaning given to it in Section 13.5.1 of the Agreement.

"NORM" has the meaning given to it in Section 5.1 of the Agreement.

"Notice Period" has the meaning given to it in Section 13.5.2 of the Agreement.

"Offset" has the meaning given to it in Section 3.7 of the Agreement.

"OSHA" is defined in Section 5.6.3 of the Agreement.

"Performance Deposit" has the meaning given to it in Section 2.3 of the Agreement.

"Permitted Encumbrances" has the meaning given to it in Section 3.2.2 of the Agreement.

"Personal Property" has the meaning given to it in Section 1.2.5 of the Agreement.

"Plugging and Abandonment" has the meaning given to it in Section 13.3.1 of the Agreement.

"Post-Closing Adjustment Statement" has the meaning given to it in Section
13.1.1 of the Agreement.

"Preliminary Amount" has the meaning given to it in Section 2.6 of the Agreement.

"Properties" and "Property" have the meaning given to them in Section 1.2.1 of the Agreement.

"Property Taxes" has the meaning given to it in Section 15.1 of the Agreement.

"Purchase Price" has the meaning given to it in Section 2.2 of the Agreement.

"Purchaser Group" has the meaning given to it in Section 5.2.2 of the Agreement.

"Purchaser's Environmental Assessment" and "Purchaser's Environmental Consultant" have the meanings given to them in Section 5.2.1 of the Agreement.

"PV-NRI" has the meaning given to it in Section 3.6.4 of the Agreement.


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"RCRA" is defined in Section 5.6.3 of the Agreement.

"Records" has the meaning given to it in Section 1.2.6 of the Agreement.

"Rejection Notice" has the meaning given to it in Section 3.5.1 of the Agreement.

"Remediation" has the meaning given to it in Section 5.6.6 of the Agreement.

"Remediation Amount" has the meaning given to it in Section 5.6.7 of the Agreement.

"Reserve Report" has the meaning given to it in Section 3.6.4 of the Agreement.

"Retention Period" has the meaning given to it in Section 3.10.3 of the Agreement.

"SARA" is defined in Section 5.6.3 of the Agreement.

"Seller Group" has the meaning given to it in Section 3.1 of the Agreement.

"Seller's Environmental Audit" has the meaning given to it in Section 5.1 of the Agreement.

"Survival Date" has the meaning given to it in Section 13.3.2 of the Agreement.

"Third Party Claim" has the meaning given to it in Section 13.5.1 of the Agreement.

"Title Defect" has the meaning given to it in Section 3.2.3 of the Agreement.

"Title Defect Notice" has the meaning given to it in Section 3.3 of the Agreement.

"Title Indemnity Payment" has the meaning given to it in Section 3.4 of the Agreement.

"Wells" has the meaning given to it in Section 1.2.2 of the Agreement.

"Working Interest" has the meaning given to it in Section 3.2.1 of the Agreement.

"Work Papers" has the meaning given to it in Section 8.10 of the Agreement.


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

                           PURCHASE AND SALE AGREEMENT

      This Purchase and Sale Agreement (this "Agreement") is made and entered into this 20th day of December, 2006, by and between Statex Petroleum I, L.P. ("Statex I"), a Texas Limited Partnership, with an address of 1801 Royal Lane, Suite 606, Dallas, Texas 75229 and Charles W. Gleeson LP ("Gleeson"), with an address of Tgaar Tower, 24 Smith Road, Suite 222, Midland, Texas 79705 (collectively, Seller")and Baseline Oil & Gas Corp., a Nevada corporation with an address of 3 Park Avenue, 16th Floor, New York, New York 10016 ("Purchaser"). Seller and Purchaser are sometimes collectively referred to in this Agreement as the "Parties" or individually as a "Party".

                              W I T N E S S E T H:

      WHEREAS, Seller is the owner of the Assets (as defined below); and

      WHEREAS, Seller is willing to sell and deliver to Purchaser, and Purchaser is willing to purchase and receive from Seller, the Assets upon the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, for and in consideration of the mutual promises of the Parties contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                              1. PURCHASE AND SALE

1.1 Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase and receive, and Seller agrees to sell, transfer, convey, and deliver, the Assets, as of the Effective Date (as defined below).

1.2 Assets. The term "Assets" as used herein shall mean all Seller's right, title and interest in and to the following:

1.2.1 All leasehold interests, overriding royalty interests, net profits interests, production payments, operating rights, and other similar interests of whatever kind or character, whether legal or equitable, vested or contingent, in, to, under, or otherwise attributable to the oil, gas, and mineral leases described in the attached Exhibit A and the leasehold estates created thereby, as to all lands and depths covered thereby or the applicable part or portion thereof if limited specifically in depth or geographic extent, and all units created by pooling, unitization, or communitization agreements or governmental pooling or unitization orders in effect with respect to such leases, lands, and interests, whether or not such interests or lands are described in Exhibit A. All such leases, interests and lands described in this Section 1.2.1 are hereinafter collectively called the "Properties" and singularly a "Property."


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

1.2.2 All producing oil wells and gas wells, water wells, saltwater disposal wells, injection wells, temporarily abandoned wells, and plugged and abandoned wells located on the Properties or on lands pooled, unitized, or communitized therewith, including, without limitation, the producing oil and/or gas wells, water wells, saltwater disposal wells, injection wells, and temporarily abandoned wells listed on Exhibit B hereto (such wells listed on Exhibit B hereto being called herein the "Wells"), and all oil, gas, and other minerals or substances produced therefrom or allocable thereto from and after the Effective Date.

1.2.3 Any and all surface leases, rights-of-way and easements; operating agreements; consulting agreements; exploration agreements; oil, gas, liquids, casinghead gas and condensate purchase, sales, processing, gathering, treatment, compression, transportation and gas balancing agreements; farmout, farmin, and participation agreements; dry hole, bottom hole, acreage contribution, purchase and acquisition agreements; area of mutual interest agreements; salt water disposal agreements; servicing contracts; permits; licenses; servitudes; and all other similar contracts and agreements and any amendments thereto relating to the Properties (collectively, with the oil and gas leases described on Exhibit A, the "Existing Contracts").

1.2.4 All valid oil, gas and/or mineral unitization, pooling, or communitization agreements and/or orders in effect with respect to the Properties, including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, voluntary pooling, communitization, and unitization agreements, designations and/or declarations, and so-called "working interest units" created under operating agreements or otherwise relating to the Properties.

1.2.5 All surface or subsurface machinery, equipment, platforms, facilities, supplies or other property of whatsoever kind or nature now or hereafter located on or under any of the Properties and which relate to or are useful for the production, treatment, storage or transportation of hydrocarbons, including, without limitation, all wellhead equipment, casing, tubing, rods, pumping units and engines, christmas trees, derricks, separators, compressors, dehydration units, heater-treaters, boilers, valves, gauges, meters, pumps, generators, motors, gun barrels, flow lines, tanks and tank batteries, water lines, gas lines, gas processing plants and other plants, gathering lines, laterals and trunklines, gas systems (for gathering, treating and compression), chemicals, solutions, water systems (for treating, disposal and/or injection), power plants, poles, lines, transformers, starters, controllers, machine shops, tools, storage yards and equipment stored therein, buildings and camps, field pickup trucks and other field vehicles, telegraph, telephone and other communication systems, loading docks, loading racks and shipping facilities, equipment and facilities, and any and all additions, accessions to, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto (all such machinery, equipment, platforms, facilities, supplies and other property being collectively called the "Personal Property").

1.2.6 All of the applicable files, records and data directly relating to the items described in subsections 1.2.1 through 1.2.5 above (including only copies of all applicable tax and accounting records) including, without limitation, joint interest billings, check receipts and third party disbursement records, and records relating to ad valorem, excise and other production related taxes, legal files, land and lease files, title records, contracts, geological, geophysical and seismic data and records except where the transfer or disclosure of such data and records is restricted by agreement with third parties (as more fully set forth in Section 8.9 below), production records, electric logs, core data, pressure data and decline curves and graphical production curves and all related matters in the possession of Seller (collectively the "Records"); provided, however, that Seller has the rights with respect to such Records as provided in Section 1.5 below.

1.3 Effective Date. Ownership of the Assets shall be transferred from Seller to Purchaser at the Closing (as defined below), but shall be effective as of 7:00 a.m. (local time where the Assets are located) on December 1, 2006 (the "Effective Date"). Except as may be otherwise specifically provided herein, Seller shall be entitled to any amounts realized from and accruing to the Assets (including contract rights, gas contract settlements, take-or-pay claims, and other claims and causes of action) for all periods prior to the Effective Date and shall be liable for the payment of all expenditures relating to the Assets and attributable to all periods prior to the Effective Date. Except as may be otherwise specifically provided herein, Purchaser shall be entitled to any amounts realized from and accruing to the Assets for all periods on and after the Effective Date, and shall be liable for the payment of all expenses relating to the Assets and attributable to all periods on and after the Effective Date.

1.4 Excluded Assets. There are hereby expressly excluded from the Assets to be conveyed pursuant hereto, and each of Statex I and Gleeson excepts and reserves to itself, severally according to its ownership interest therein and not jointly, the following property, rights, and assets (collectively, the "Excluded Assets"): (i) the leasehold rights of Statex I and Statex Petroleum, Inc., in and with respect to their office lease at 1801 Royal Lane, Suite 606, Dallas, Texas 75229, and of Gleeson in and with respect to its office lease at 24 Smith Rd., Suite 222, Midland, Texas 79705, as well as, in each case, all furniture, fixtures, office equipment, computer hardware and software, inventory, supplies, trucks, and automobiles located outside Stephens County, Texas; (ii) the surface estate and all fee minerals and mineral rights (but not the oil and gas leasehold estate created under the oil, gas, and mineral lease described hereinafter, which constitutes a part of the Properties) in, to, and under 320 acres of land, more or less, being all of T.E. & L. Co. Survey 1175, A-504, Stephens County, Texas, which land is currently subject to that certain Oil, Gas and Mineral


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

         Lease dated June 3, 1992, from Mary Julia Spear, life estate; Box Chapel United Methodist Church, remainderman; Marie Caylor, remainderman; Carol Ann Caylor, remainderman; and Mary Julia Spear, Executrix of the Estate of Dan W. Babb, as Lessors, and Statex Petroleum, Inc., as Lessee, recorded in Book 1068, Page 137, Public Records, Stephens County, Texas; and (iii) any and all interests in oil, gas, and other minerals of any kind or character owned by Seller or Statex Petroleum, Inc., covering lands located outside Stephens County, Texas.

1.5 Gauging and Strapping. Seller has caused the oil storage facilities on or utilized in connection with the Properties to be gauged or strapped as of the Effective Date for those Properties for which it serves as operator. Seller also has caused the gas production meter charts (or if such do not exist, the sales meter charts) on the pipelines transporting gas production from the Assets to be read as of the Effective Date for those Properties for which it serves as operator. The production in such storage facilities or through such meters in the gas pipelines as of the Effective Date shall belong to Seller and production placed in such storage facilities thereafter and production upstream of the meters in the pipelines shall belong to Purchaser and shall become a part of the Assets. Prior to Closing, Purchaser, upon request, shall be provided with access to the records of the gauging, strapping or chart reading for the purpose of verifying such records. For those Properties which Seller does not operate, applicable state regulatory agency production reports or records shall be used to determine the amount of oil in storage or gas existing in the pipeline as of the Effective Date. If such state records or reports are not available or sufficient, another method agreeable between the Parties shall be used.

1.6 Records. Seller or any affiliate of Seller shall deliver to Purchaser within thirty (30) days after Closing, or such later time as Purchaser may request, but in no event later than three (3) months after Closing, all of the original Records. Seller or its affiliate shall have the right to make and retain such copies of the Records as Seller may desire prior to the delivery of the Records to Purchaser. Insofar as Seller reasonably believes the Records may be needed or useful in connection with federal, state or local regulatory or tax matters or resolution of disputes, litigation, or contract compliance issues, Purchaser, for a period of seven (7) years after the Closing Date, shall make available to Seller or its Affiliate (at the location of such Records in Purchaser's organization) access to the Records during normal business hours, upon written request of Seller or its Affiliate, and Seller or its Affiliate shall have the right to copy at its own expense and retain such copies of the Records. If, however, Purchaser elects to destroy any of the Records prior to the expiration of the seven (7) year period, Purchaser shall give to Seller or its Affiliate written notice of such intent at least thirty (30) days prior to such destruction, and Seller or its Affiliate shall have the option, at its expense, of having such Records delivered to it.


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

                              2. SALE AND PURCHASE

2.1 Purchase and Sale. At the Closing, Seller shall sell, assign and convey to Purchaser, and Purchaser shall purchase and pay for the Assets and assume the Assumed Obligations as provided in Section 13.3.1 hereof and the Environmental Obligations as set forth in Section 13.3.1 hereof.

2.2 Purchase Price. The purchase price shall be Twenty-Eight Million Dollars U.S. ($28,000,000) (the "Purchase Price"). The amount of the Purchase Price is set in consideration of Purchaser assuming the Assumed Obligations as provided in Section 13.3.1 hereof and the Environmental Obligations as set forth in Section 13.3.1 hereof. In addition, Purchaser agrees to pay Seller, at the Closing, interest on the full amount of the Purchase Price for each day from January 15, 2007, until the Closing Date (the "Interest Period") at a rate of interest per annum calculated on a 365-day basis which is equal to one percent (1%) above the prime rate of interest of JPMorgan Chase Bank, National Association, as announced or published by such bank from time to time during the Interest Period, but in no event to exceed the maximum rate of interest from time to time permitted by Applicable Law.

2.3 Performance Deposit. As evidence of good faith intentions to consummate the transactions contemplated hereby, contemporaneously with the execution of this Agreement, Purchaser has tendered to Seller a cash performance deposit in the amount of One Million Dollars U.S. ($1,000,000) (the "Performance Deposit"). If Seller terminates this Agreement in accordance with Section 14.1.2 or Section 14.1.5 hereof as the result of Purchaser's failure to fulfill one or more of the conditions stated in Article 10 hereof (other than Section 10.5 and in the case of Section 10.3, to the extent only that, as between Seller and Purchaser, the complaint(s) set forth in the relevant suit, action, or proceeding are finally determined, by agreement, final arbitration decision, or final judgment of a court of competent jurisdiction, to be based principally on the acts or omissions of Purchaser), or in Section 11.7, the Parties agree that Seller shall retain the Performance Deposit as liquidated damages. The Parties agree that the extent of the damages to Seller occasioned by the failure of the Closing to occur for the reasons described in the preceding sentence would be impossible or extremely difficult to ascertain and that the Performance Deposit is a reasonable estimate of such damages considering all the circumstances existing on the date of this Agreement, and does not constitute a penalty. In the event this Agreement is otherwise terminated by either Seller or Purchaser pursuant to this Agreement, the Performance Deposit shall be returned to Purchaser. In the event the transactions contemplated herein close, the Performance Deposit shall be credited against the Purchase Price payable by Purchaser hereunder with respect to the Assets.

2.4 Allocation of Purchase Price. Exhibit B hereto sets forth Purchaser's good faith allocation of the Purchase Price among the Assets. The term "Allocated Value" shall be the value agreed upon by the Parties for the

         Assets as set forth in Exhibit B. Such allocation is provided for the purpose of (i) establishing a basis for certain Taxes, (ii) obtaining waivers of or making offers with respect to any preferential rights to purchase the Assets, and (iii) handling those instances for which the Purchase Price is adjusted as provided herein.

2.5 Determination of Adjusted Purchase Price. The net Purchase Price for the Assets (the "Adjusted Purchase Price") shall be determined as follows (as more fully illustrated in Exhibit C hereto):

2.5.1    The Purchase Price;

2.5.2 Plus the amount of all interest on the Purchase Price accrued during the Interest Period as provided in Section 2.2;

2.5.3 Plus the amount of all actual expenditures made or prepaid by Seller that are incurred in connection with the Assets (exclusive of Property Taxes) which are attributable to periods on and after the Effective Date, including, without limitation, rentals, shut-in well payments, and other lease maintenance payments; operating costs; capital costs (including, without limitation, all drilling costs, completion costs, acreage expenditures, acquisition expenditures, seismic expenditures, operation and waterflood expenditures); and the direct, overhead, and other charges and expenses (including, without limitation, the salaries, wages, and personal expenses of technical employees of Seller directly employed on the Assets, to the extent that such charges are permitted as direct charges to the joint account under the terms of the applicable joint operating agreements) billed to Seller by the operator or operators (including, without limitation, Seller or its Affiliates) of the Assets under applicable operating agreements (or if Seller or its Affiliate is the operator in the absence of an operating agreement, the charges provided in Section 8.3 hereof), including, without limitation, unreimbursed expenses paid by Seller on behalf of third parties to which Seller is entitled to reimbursement under such operating agreements;

2.5.4 Plus the total amount of any Property Taxes (as defined below) paid by Seller, for its own or other's account, relating to the Assets and attributable to any period of time on and after the Effective Date, as further provided for in Sections 15.1 and 15.2;

2.5.5 Less the amount of the actual proceeds received by Seller in the ordinary course of business after the Effective Date that are attributable to production from the Properties on and after the Effective Date (net of any royalties and of any production, severance, sales or other taxes actually paid by or on behalf of Seller), together with any other monies or credits received by Seller and attributable to the ownership or operation of the Assets from and after the Effective Date;

2.5.6 Less the amount of all advances and deposits received by Seller as of the Closing relating to the Assets and attributable to periods of time on or after the Effective Date;

2.5.7 Less an amount equal to the aggregate of all Title Indemnity Payments resulting from Title Defects, in accordance with Article 3, but subject to the limitation set forth in Section 13.3.5;

2.5.8 Less an amount equal to the aggregate of all Environmental Indemnity Payments resulting from all Environmental Defects, in accordance with
         Article 5, but subject to the limitation set forth in Section 13.3.5;

2.5.9 Less an amount equal to the Allocated Value of the Assets with respect to which preferential purchase rights have been exercised prior to the Closing;

2.5.10 Less the value of Seller's prorated share of all accrued Property Taxes relating to the Assets that are unpaid as of the Effective Date in accordance with Sections 15.1 and 15.2;

2.5.11 Less an amount equal to the reduction in value of the Assets subject to Casualty Losses that exist at the Closing in accordance with Article 4, but subject to the limitation set forth in Section 13.3.5;

2.5.12 Less or plus, as the case may be, an amount necessary to adjust for the net gas imbalances as determined pursuant to Section 13.1.3 hereof; and

2.5.13 Less an amount equal to the net proceeds and receivables related to production attributable to the Assets which are payable to third parties and are held in suspense by Seller as of the Closing Date.

2.6 Payment of Adjusted Purchase Price. At the Closing, Purchaser shall cause to be delivered by wire transfer to Seller an amount in immediately available U.S. funds equal to the Purchase Price set forth in Section 2.2, less the Performance Deposit set forth in Section 2.3 and adjusted pursuant to Section 2.5 based on actual figures available on that date and estimated figures where actual figures are not available, subject to final adjustment pursuant to Section 13.1 (the "Preliminary Amount"). At Closing, 80% of the Preliminary Amount is to be deposited to the account of Statex I at International Bank of Commerce, ABA #114902528, Account Name: Statex Petroleum I, L.P., Account Number 11497901, Attention: Michael K. Sohn, (telephone number
         (210)518-2500), and 20% to the account of Gleeson at Community National Bank, ABA# 116312873, Account Name: Charles W. Gleeson LP, Account Number 1100641, Attention: Darla Brazeal, Energy Lending (telephone number (432)685-8479).

2.7 Tax Purchase Price Allocations. Seller and Purchaser recognize that reporting requirements, as imposed by Section 1060(b) of the United States Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder, may apply to the transaction contemplated by this Agreement. Accordingly, Seller and Purchaser agree that the Purchase Price shall be allocated among the Assets as set forth in Exhibit B, and such allocation shall satisfy the requirements of
         Section 1060 of the Code, and the regulations thereunder and shall be used in preparing Internal Revenue Service Form 8594 ("Form 8594") pursuant to Treasury Regulations under Section 1060. Each Party agrees not to assert, in connection with any tax return, tax audit or similar proceeding, any allocation of the Purchase Price that differs from that set forth in Exhibit B to this Agreement. In the event of an adjustment of the Purchase Price pursuant to the provisions hereof, the Parties agree to adjust their previously reported Purchase Price allocation as scheduled in Exhibit B as reasonably required by such adjustments, and to report such increase or decrease as it affects the previously agreed to Purchase Price allocation in conformity with Section 1060 and the regulations thereunder.

                                3. TITLE MATTERS

3.1 Access to Records and Assets. Upon execution of this Agreement until the Closing, and thereafter to the extent Seller or any affiliate of Seller retains physical possession of any of the Assets and/or Records, Seller shall make the Records (including, without limitation, all revenue statements, lease operating statements, invoices, and regulatory reports necessary to permit Purchaser to verify the historical and current lease operating statements and joint interest billings prepared by Seller with respect to the Assets) available to Purchaser at Seller's offices located at 1801 Royal Lane, Suite 606, Dallas, Texas 75229, during normal business hours for examination and copying by Purchaser and, with respect to the Properties it operates, shall grant Purchaser access to such Properties for inspection. Seller shall not be obligated to perform any title work or provide abstracts other than those presently in Seller's possession, nor will any existing title opinions be made current by Seller. Seller will use reasonable business efforts to furnish to Purchaser all other information with respect to the Assets as Purchaser may from time to time reasonably request, except to the extent that Seller determines in good faith that it is prohibited by agreement with a third party from disclosing the information covered thereby. Purchaser agrees to conduct its due diligence in a professional and orderly manner and at its own cost and expense without disruption of Seller's normal and usual operations. Purchaser shall indemnify and hold harmless Seller, its Affiliates and their respective partners, shareholders, officers, directors, employees, agents and representatives (the "Seller Group") from any and all claims, losses, damages, liabilities, costs and expenses, including court costs and reasonable attorney's fees ("Costs"), resulting from Purchaser's acts or omissions in connection with its access to the Assets, irrespective of whether such Costs are attributable, in whole or in part, to the negligence, sole or concurrent, of the Seller Group.

3.2      Definitions.

3.2.1 "Good and Defensible Title" shall mean, as to each Well, that (i) Seller (and upon Closing, Purchaser), by virtue of its ownership interests therein, are entitled to receive a fractional decimal interest of not less than the Net Revenue Interest set forth in Exhibit B for each Well without reduction, suspension, or termination throughout the productive life of each Well (the "Net Revenue Interest"); (ii) Seller is obligated to bear (and after Closing shall obligate Purchaser to bear) a fractional decimal interest of not more than the "Working Interest" set forth on Exhibit B of the costs and expenses related to the maintenance, development, drilling, equipping, testing, completing, sidetracking, reworking and operation of each Well without increase throughout the productive life of each Well (unless otherwise shown on Exhibit B); and (iii) the Wells are subject to no liens, encumbrances, obligations or defects except those that are Permitted Encumbrances (as defined below).

3.2.2    "Permitted Encumbrances" shall mean:

         (a) Lessors' royalties, overriding royalties, payments out of production, reversionary interests and other similar payments out of production affecting Seller's Net Revenue Interest if the net cumulative effect of such burdens does not operate to (i) reduce the Net Revenue Interest of Seller in any of the Wells to less than the Net Revenue Interest for such Well as set forth in Exhibit B; or (ii) increase the Working Interest of Seller in any such Well to greater than the Working Interest therefor as set forth in Exhibit B (unless Seller's Net Revenue Interest therein is increased in the same proportion);

         (b) Preferential rights to purchase and required third party consents to assignment and similar agreements with respect to which, prior to the Closing, (i) waivers or consents are obtained from the appropriate parties; (ii) the appropriate time for asserting such rights has expired without an exercise of such rights; or (iii) with respect to consents, such consents need not be obtained prior to assignment where the failure to obtain such consents will not have a material adverse effect on the value of the Well or subject Purchaser to liability in favor of any third party;

         (c) All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained subsequent to such sale or conveyance;

         (d) Non-consent penalties applied against the interest of Seller arising under applicable operating agreements which are scheduled on Exhibit I and taken into account in the calculation of the interests shown on Exhibit B;

         (e) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations which do not and will not materially interfere with or detract from the operation, value, or use of the Wells by Purchaser;

         (f) Such Title Defects as Purchaser has waived or is deemed to have waived pursuant to the terms of this Agreement, excluding, however, any Title Defects that would constitute a breach of the special warranty of title contained in the General Assignment;

         (g) The terms and conditions of all Existing Contracts, provided the same do not result in a decrease in the Net Revenue Interest or an increase of the Working Interest in any of the Properties (unless Seller's Net Revenue Interest therein is increased in the same proportion) or that do not unreasonably interfere with or detract from the operation, value or use of the Wells by Purchaser in the same manner as currently operated, valued or used by Seller;

         (h) Rights of reassignment, to the extent any exist as of the date of this Agreement, upon the surrender or expiration of any lease attributable to a Well;

         (i) Liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested in good faith;

         (j) Materialman's, mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens or charges arising in the ordinary course of business (i) if they have not been filed pursuant to law, (ii) if filed, they have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action;

         (k) All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Wells in any manner, and all Applicable Laws;

         (l) All defects and irregularities of title that would not reasonably be expected to result in claims that would materially and adversely affect Seller's title to, or ownership, operations or value of the affected Well, including, without limitation (i) defects in the early chain of title consisting of the failure to recite marital status or the omission of succession or heirship proceedings; (ii) defects or irregularities arising out of the lack of a survey; (iii) defects or irregularities arising out of or relating to the lack of powers of attorney from corporations to execute and deliver documents on their behalf; and (iv) defects and irregularities cured by adverse possession under applicable statutes of limitation and statutes relating to acquisitive (or liberative) prescription;

         (m) All other liens, charges, encumbrances, instruments, obligations, defects and irregularities affecting the Properties which, individually or in the aggregate, do not: (i) interfere materially with the operation, value or use of any of the Wells;
               (ii) do not materially prevent Purchaser from receiving the proceeds of production from any of the Wells; (iii) do not reduce the interest of Seller with respect to all oil and gas produced from any Well below the Net Revenue Interest for such Well set forth on Exhibit B; or (iv) do not increase the costs and expenses that Seller is obligated to pay above the Working Interest set forth in Exhibit B for such Well without a proportionate increase in the Net Revenue Interest for such Well.

3.2.3 "Title Defect" shall mean any matter that (a) would cause the title to the Wells to fail to qualify as Good and Defensible Title and (b) has a Defect Value (as hereinafter defined) which is greater than $100,000.

3.3 Notice of Title Defect. During the period of time between the execution of this Agreement and January 26, 2007 (the "Due Diligence Period"), Purchaser may review title to the Wells and may notify Seller in writing (the "Title Defect Notice") of any Title Defect; provided, however, Purchaser shall notify Seller of any Title Defect it discovers as soon as reasonably practicable after its discovery. Any Title Defect Notice provided hereunder shall include appropriate evidence to substantiate the Purchaser's position, including a description of the Title Defect, the basis for the Title Defect, the Allocated Value therefor, the portion of the Property or other part of the Assets affected by the Title Defect, the amount by which Purchaser reasonably believes, in accordance with the provisions of Section 3.6, the value of the Well has been reduced because of the Title Defect (the "Defect Value"), and the computations and information upon which Purchaser's belief is based. The aggregated Defect Value for any Well shall not exceed the Allocated Value for such Well. Purchaser will be deemed to have conclusively waived any Title Defect about which it fails to notify Seller pursuant to a Title Defect Notice during the Due Diligence Period, excluding Title Defects that would constitute a breach of the special warranty of title contained in the General Assignment.

3.4 Remedies for Title Defects. For any Title Defect properly asserted by Purchaser during the Due Diligence Period, subject to the rights of Purchaser pursuant to Section 3.5.2 and Section 3.8 hereof, Seller shall have the option, in its sole discretion, of (i) curing the Title Defect, (ii) contesting the Title Defect or, the Defect Value, or (iii) paying the Defect Value as an adjustment to the Purchase Price, subject to the limitations set forth in Section 13.3.5 ("Title Indemnity Payment").

3.5 Procedure for Resolving Title Defects. With respect to Title Defects properly asserted by Purchaser, the following procedures shall apply.

3.5.1 If Seller contests the existence of a Title Defect or the Defect Value, then Seller shall so notify Purchaser in writing on or before five (5) days after receipt of the Title Defect Notice ("Rejection Notice"). The Rejection Notice shall state with reasonable specificity the basis of Seller's rejection of the Title Defect or the Defect Value. No later than five (5) days following delivery of the Rejection Notice, representatives of Purchaser and Seller, knowledgeable in title matters, shall meet and either: (i) agree to mutually reject the particular Title Defect, or (ii) agree on the validity of such Title Defect and the Defect Value, in which case Seller shall cure such Title Defect at its own expense and to its reasonable satisfaction and, failing such cure, make the Title Indemnity Payment therefor, subject to the limitations set forth in Section 13.3.5. If the Parties cannot agree on either options (i) or (ii) in the preceding sentence, the Title Defect or the Defect Value subject to the Rejection Notice shall be submitted to dispute resolution in accordance with the procedures set forth in Section 3.9. Each Title Defect as to which either Seller and Purchaser reach agreement hereunder concerning the validity of such Title Defect and its Defect Value or such validity and/or Defect Value is finally determined pursuant to Section 3.9 shall be referred to herein as a "Finally Determined Title Defect."

3.5.2 Notwithstanding the provisions of Article 3 of this Agreement, Seller shall be obligated to make a Title Indemnity Payment only, and then only to the extent, stated in Section 13.3.5 of this Agreement.

3.6      Value of Defects. The Defect Value shall be determined as follows:

3.6.1 If, because of the Title Defect, title to any particular Property fails completely with the effect that Seller has no ownership interest in the Property to which an individual Allocated Value is assigned, the Defect Value shall be the Allocated Value for that Property.

3.6.2 If the Title Defect consists of a lien, encumbrance or other charge upon the Property which is liquidated in amount, the Defect Value shall be the amount necessary to pay the obligee to remove such Title Defect. If such amount, however, is in excess of the Allocated Value of that Property, Purchaser may elect to exclude the Property from this sale, and the Purchase Price shall be reduced by the Allocated Value of such Property, without regard to the existence of or status of amounts credited against the Basket Deductible.

3.6.3 If Seller's actual Net Revenue Interest is less than the Net Revenue Interest set forth in Exhibit B for an individual Property throughout the entire life of the Property, the Defect Value shall be an amount equal to (a) the ratio of (x) the difference between the Net Revenue Interest on Exhibit B and the actual Net Revenue Interest to (y) the Net Revenue Interest on Exhibit B, (b) multiplied by the Allocated Value for such Property.

3.6.4 If Seller's actual Net Revenue Interest is less than the Net Revenue Interest set forth in Exhibit B for an individual Property for less than the entire life of the Property, or if Seller's actual WI is greater than the WI set forth in Exhibit B for an individual Property without a proportional increase in the relevant Net Revenue Interest, then the Defect Value shall be equal to the Allocated Value for such Property multiplied by a fraction (i) the numerator of which shall be the net present value, as of the Effective Date, of Seller's interest in the future net revenues from reserves classified as proved developed producing for such Property set forth in that certain Crude Oil and Natural Gas Reserve Report - Stephens County Acquisition, dated as of November 22, 2006, prepared by Pressler Petroleum Consultants, Inc., and addressed to Purchaser, covering the Properties (the "Reserve Report"), a copy of which has been previously delivered to Seller, discounted at ten percent (10%) per annum (the "PV-NRI"), minus the net present value, as of the Effective Date, of Seller's interest in the future net revenues from reserves classified as proved developed producing for such Property calculated based upon the same production, cost, and assumed future price estimates and such other methods, techniques and assumptions utilized by Pressler Petroleum Consultants, Inc., in the preparation of the Reserve Report but taking into account the Title Defect, and (ii) the denominator of which shall be the PV-NRI.

3.6.5 If the Title Defect is one other than described in subparagraphs 3.6.1 through 3.6.4, the Defect Value shall be the amount agreed to by Seller and Purchaser or, failing such agreement, the value of the Defect shall be determined pursuant to Section 3.9 below.

3.7 Interest Additions. If Seller discovers an increase in the Net Revenue Interest shown on Exhibit B with respect to a Well which is free of Title Defects (an "Interest Addition"), then Seller shall, from time to time, have the right to give Purchaser written notice of such Interest Additions ("Interest Addition Notice"), as soon as practicable but no later than the end of the Due Diligence Period, stating with reasonable specificity the Property affected, the particular Interest Addition claimed, and Seller's good faith estimate of the amount the Additional Interest increases the value of the affected Property over and above the Allocated Value for such Property ("Interest Addition Value"). If Purchaser agrees with the existence of an Interest Addition and Seller's good faith estimate of the Interest Addition Value applicable thereto, and such Interest Addition Value exceeds $100,000, such Interest Addition Value shall be applied as an offset to any Title Indemnity Payments, Environmental Indemnity Payments, and Casualty Loss Amounts credited against the Basket Deductible, up to, but not to exceed, the Basket Deductible ("Offset"). If Purchaser contests the existence of an Interest Addition or Seller's good faith estimate of the applicable Interest Addition Value, then Purchaser shall so notify Seller in writing on or before five (5) days after receipt of the Interest Addition Notice ("Interest Addition Rejection Notice"). The Interest Addition Rejection Notice shall state with reasonable specificity the basis of Purchaser's rejection of the Additional Interest or the Interest Addition Value. No later than five (5) days following delivery of the Interest Addition Rejection Notice, representatives of Purchaser and Seller, knowledgeable in title matters, shall meet and, either (i) agree to mutually reject the Interest Addition in which case Seller shall waive the Interest Addition, or (ii) agree on the validity of such Interest Addition and the Interest Addition Value, in which case Seller shall be entitled to an Offset. If the Parties cannot agree on either option (i) or (ii) in the preceding sentence, the Interest Addition subject to the Interest Addition Rejection Notice shall be submitted to dispute resolution in accordance with the procedures set forth in Section 3.9. If Purchaser fails to timely deliver an Interest Addition Rejection Notice, Purchaser shall be deemed to have accepted the validity of the Interest Addition and the Interest Addition Value, and Seller shall be entitled to an Offset as described above.

3.8      Right to Terminate Agreement. Notwithstanding anything in Article 3,
         Article 4, or Article 5, in the event the sum of (i) the Defect Values attributable to Finally Determined Title Defects asserted by Purchaser in a timely manner as provided in Section 3.3, plus (ii) the Remediation Amounts of all Finally Determined Environmental Defects asserted by Purchaser in a timely manner as provided in Section 5.3, plus (iii) the Casualty Loss Amounts for all Finally Determined Casualty Losses that occur prior to the Closing Date, equals or exceeds, independently of and without regard to the Basket Deductible, ten percent (10%) of the Purchase Price, and Seller elects not to cure, remedy, or repair, or is unable to cure, remedy, or repair, such Finally Determined Title Defects, Finally Determined Environmental Defects, or Finally Determined Casualty Losses, Purchaser may elect to terminate this Agreement without liability to Seller, in which case Purchaser shall be entitled to a refund of the Performance Deposit.

3.9 Expert Determination. If Seller and Purchaser are unable to agree as herein provided, as to whether a Title Defect, Environmental Defect or Casualty Loss exists, or as to the amount or calculation of a Defect Value, a Remediation Amount, or a Casualty Loss Amount, or any other matter to be resolved under this Article 3 or Article 4 or 5, the Parties shall promptly refer the matter for determination in the manner hereinafter provided to the law firm of Cotton, Bledsoe, Tighe & Dawson, P.C. (the "Defect Expert"). The Defect Expert may enlist the advice of Netherland Sewell & Associates, Inc., or any other petroleum engineer, environmental consultant, or any other neutral expert as reasonably necessary in the sole discretion of the Defect Expert.

3.9.1 Upon referral to the Defect Expert, the Parties shall each deliver to the other and the Defect Expert a notice setting forth in adequate detail the issues to be determined by the Defect Expert and the decision (on a word-for-word basis) that such Party wishes the Defect Expert to make with respect to the issues to be determined (the "Decision Notice"); provided, however, that in preparing their Decision Notice, each Party (as well as the Defect Expert) shall be bound by the terms of this Agreement. Within two (2) business days after the giving of the two Decision Notices, the Parties shall attend a meeting with the Defect Expert at a mutually acceptable time and place to discuss fully the content of such Decision Notices and, based thereon, determine whether either or both wish to modify their Decision Notices in any way. Any such modifications shall be discussed, so that when each Party finalizes its Decision Notice, it shall do so with full knowledge of the content of the other Party's final Decision Notice. The finalization of such Decision Notices and the delivery of same by each Party to the other shall occur at the meeting unless the Parties agree to have one or more additional meetings for such purposes. The Defect Expert shall be required to adopt the decision set forth in one or the other of the final Decision Notices and shall have no power whatsoever to reach any other result. The Defect Expert shall adopt the decision that, in his or her judgment, is the more fair and equitable and in conformity with this Agreement based upon the nature of the Title Defect, Environmental Defect, or Casualty Loss in controversy, the Allocated Value of the affected Well, the likelihood of such Title Defect, Environmental Defect, or Casualty Loss having economic impact on the affected Well, and such other reasonable standards customary in the industry as are applicable to the situation.

3.9.2 The decision, made in writing and signed by the Defect Expert, shall determine such dispute. Such decision shall be made, signed and delivered to the Parties at the meeting unless otherwise agreed by the Parties. The expenses of the Defect Expert and any other expert retained by the Defect Expert under this Agreement shall be borne one-half (1/2) by Seller and one-half (1/2) by Purchaser, except that each Party shall bear the compensation and expense of its own counsel, witnesses and employees. The determination and award of the Defect Expert shall be final and binding upon the Parties, and judgment may be entered thereon in any court of competent jurisdiction upon the application of either Party.

3.10     Preferential Purchase Rights and Consents to Assign.

3.10.1 Within five (5) days after the execution of this Agreement, Seller shall send to the holder of each preferential right to purchase identified on Exhibit D a written notice offering to sell to such holder, in accordance with the contractual provisions applicable to such right, the Asset covered by such right on substantially the same terms as this Agreement and for the Allocated Value applicable to such Asset as set forth in Exhibit B, subject to adjustments in price in the same manner that the Purchase Price is adjusted pursuant to Section 2.5 of this Agreement. Similarly, within five (5) days after the execution of this Agreement, Seller shall send to each party identified on Exhibit D from whom a consent to assignment is required a written notice requesting such party to consent to the assignment of the affected Asset to Purchaser. Both Purchaser and Seller shall use reasonable efforts to identify additional preferential rights to purchase and consents to assign and, if any such rights are identified, Seller shall notify such holder(s) in accordance with the terms of this
         Section 3.10.1 within five (5) days of the identification of such additional rights.

3.10.2 Except for consents and other matters described in subparagraph 3.2.2 in the definition of Permitted Encumbrances, Seller shall use its reasonable commercial efforts (which shall in no event include any obligation to pay money to the owner of such rights or undertake any legal obligation) to obtain all required consents to assignment of the Assets prior to the Closing. If a lessor or other third party holding such right to consent to the assignment of an Asset or part thereof neglects or refuses such consent prior to the Closing, Seller will promptly so notify Purchaser and, at Purchaser's option, (i) Seller shall convey the affected Asset to Purchaser at the Closing, or (ii) the affected Asset shall be excluded from the Assets conveyed at Closing, and title thereto shall be retained by Seller subject to the terms of this Section 3.10.2 and Section 3.10.3. In either case, the Allocated Value applicable to the Affected Asset shall be included in the Purchase Price paid by Purchaser at the Closing, and Seller shall protect and indemnify Purchaser from any and all claims or Costs relating to such failure to obtain the required consent. After the Closing, Seller shall continue to use its reasonable commercial efforts (which shall in no event include any obligation to pay money to the owners of such rights or undertake any legal obligation) to obtain all consents to assignment as promptly after the Closing as is possible. If Seller obtains the relevant outstanding consent to assignment, and Purchaser has elected to exclude the affected Asset from the Assets conveyed at Closing, then within fifteen (15) days after Seller's receipt of such consent, Seller shall convey the affected Asset to Purchaser, subject to and in accordance with the other terms of this Agreement. If such outstanding consent is not obtained prior to the expiration of one hundred fifty (150) days after the Closing Date, and Purchaser has elected to purchase and receive a conveyance of the affected Asset at the Closing, and in Purchaser's reasonable judgment, the failure to obtain such consent adversely and materially affects the value of the affected Asset, Purchaser shall have the option to reassign the affected Asset to Seller, without representation or warranty as to title except as against those claiming the same by, through or under Purchaser and subject only to those matters to which the Asset was subject at Closing, and Seller shall refund to Purchaser the Allocated Value for such Asset subject to adjustment for revenues, expenses and other matters attributable to such Asset since the Effective Date in accordance with Section 2.5. Upon such reassignment, Seller shall have no further liability to Purchaser with respect to the Asset under this Section 3.10.2.

3.10.3 If Purchaser has elected to exclude the affected Asset from the Assets conveyed at the Closing, then during the period from the Closing Date until such outstanding consent is obtained and such Asset is conveyed to Purchaser (the "Retention Period"), Seller and Purchaser shall take such actions, to the extent permitted by Applicable Law, as may be necessary to permit Purchaser to receive the economic benefits from, and assume the liabilities of Seller with respect to, the affected Asset. To that end, during the Retention Period: (i) Purchaser shall be entitled to receive directly and retain all revenues payable to Seller with respect to the affected Asset (after deducting Seller's share of all royalties, overriding royalties, and other burdens upon or payable out of production from such Asset and all applicable Property Taxes and production, severance, excise, and other taxes); and (ii) Purchaser shall directly bear and pay all costs, expenses, and other sums owed by Seller in connection with such Asset. Oil and gas operations on or related to the affected Asset shall be conducted by Purchaser and Seller subject to the terms of a mutually agreeable joint operating agreement that names Purchaser as a contract operator and authorizes Purchaser to make all operational decisions pertaining to the affected Asset. Notwithstanding the foregoing, during the Retention Period, as between the lessor(s) under the oil and gas lease(s) comprising the affected Asset, on the one hand, and Seller and Purchaser, on the other hand, Seller shall remain the party directly responsible to such lessor(s) for the performance of the obligations of the lessee under terms of such oil and gas leases, which Seller shall continue to perform in accordance with the terms of Sections 8.1 through 8.3; provided, however, that Seller shall have no liability to Purchaser for any claims or Costs associated with the performance of the terms of such leases except for matters indemnified by Seller under Section
         3.10.2 and except for matters relating to the gross negligence, criminal or fraudulent acts, or willful misconduct of Seller. Nothing contained in this Section 3.10.3 shall be deemed or construed to create a relationship among Seller and Purchaser of partnership, joint venture, agency, or other relationship creating fiduciary, quasi-fiduciary, or similar duties and obligations inter se.

3.10.4 If, prior to the Closing, any holder of a valid preferential purchase right notifies Seller that it intends to consummate the purchase of an Asset to which its preferential purchase right applies, then such Asset shall be excluded from the Assets to be conveyed to Purchaser under this Agreement, and the Purchase Price shall be reduced by the Allocated Value of such Asset, without regard to the existence of or status of amounts credited against the Basket Deductible; provided, however, that if the holder of such preferential right fails to consummate the purchase of the Asset covered by such right, whether before or after Closing, then Seller, as promptly as possible thereafter, but in no event later than one hundred fifty (150) days after the Closing, shall so notify Purchaser, and within fifteen (15) days after Purchaser's receipt of such notice from Seller, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, for a price equal to the Allocated Value of such Asset and subject to and in accordance with the other terms of this Agreement, the Asset to which the preferential purchase right applies. All Assets for which a preferential purchase right has not been exercised by the holder of such right prior to the Closing (whether or not the applicable time period in which to exercise such right has expired) shall be sold to Purchaser at the Closing pursuant to the provisions of this Agreement. If Seller is notified within the applicable time period for exercising such right but subsequent to the Closing that the holder of such right intends to assert its preferential purchase right, Seller shall give notice thereof to Purchaser, whereupon Purchaser shall convey the affected Asset to the holder of the preferential purchase right as of the Effective Date in exchange for the Allocated Value for such Asset.

                                4. CASUALTY LOSS

4.1 Casualty Loss. If, prior to the Closing, any of the Assets are substantially damaged or destroyed by fire or other casualty ("Casualty Loss"), Seller shall notify Purchaser promptly after Seller learns of such event. Seller shall have the right, but not the obligation, to cure any such Casualty Loss by repairing such damage or, in the case of personal property or fixtures, replacing the damaged Assets with equivalent items, no later than the Closing Date. If any unrepaired Casualty Loss exists at the Closing, Purchaser shall proceed to purchase the damaged Assets, and the Purchase Price shall be reduced by the aggregate reduction in value of all affected Assets on account of such Casualty Loss (the "Casualty Loss Amount"), as determined by the mutual agreement of the Parties, or if the Parties are unable to agree on the Casualty Loss Amount prior to the Closing, then such determination shall be made by the Defect Expert as provided in Section
         3.9 above. Each Casualty Loss as to which either Seller and Purchaser reach agreement on the Casualty Loss Amount prior to the Closing or such Casualty Loss Amount is finally determined pursuant to Section 3.9 shall be referred to herein as a "Finally Determined Casualty Loss." Notwithstanding anything to the contrary contained in this Section 4.1,
         (i) a reduction of the Purchase Price attributable to any Casualty Loss shall be made only to the extent permitted under the provisions of
         Section 13.3.5, and (ii) if any reduction to the Purchase Price occurs as the result of a Casualty Loss, Seller shall be entitled to retain all insurance proceeds and claims against other parties relating to any such Casualty Loss. For purposes of this provision, normal wear and tear shall not be considered a Casualty Loss.

                           5. ENVIRONMENTAL CONDITION

5.1 Physical Condition of the Assets. The Assets have been used for oil and gas drilling and production operations and various related oil field operations. Physical changes in or under the Assets or adjacent lands may have occurred as a result of such uses. The Assets also may contain buried pipelines and other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent by a physical inspection of the Assets. Purchaser understands that Seller may not have the requisite information with which to determine the exact nature or condition of the Assets or the effect any such use has had on the physical condition of the Assets. Seller has caused a "Phase I" Environmental Compliance Audit of the Assets to be conducted by Highlander Environmental Corp. ("Seller's Environmental Audit"). A copy of Seller's Environmental Audit has been provided to Purchaser under separate cover, and receipt thereof is hereby acknowledged by Purchaser. Seller hereby grants Purchaser the right to contact Highlander Environmental Corp. in connection with

         Seller's Environmental Audit. IN RESPECT TO SELLER'S ENVIRONMENTAL AUDIT, SELLER MAKES NO, AND DISCLAIMS ANY, EXPRESS OR IMPLIED WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY STATEMENT OF PURPORTED FACT OR CONCLUSION CONTAINED THEREIN. In addition, Purchaser acknowledges that some oil field production equipment may contain asbestos and/or naturally occurring radioactive material ("NORM"). In this regard, Purchaser expressly understands that NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, and that the wells, materials and equipment located on the Assets described herein may contain NORM and that NORM containing materials may be buried or have been otherwise disposed of on the Assets. Purchaser also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets where it may be found.

5.2      Environmental Assessment.

5.2.1 Prior to the Closing, and upon reasonable, prior notice to Seller and the operator of the Assets, Purchaser and any third party consulting firm approved by Seller (which consent shall not be unreasonable withheld) and retained by Purchaser (the "Purchaser's Environmental Consultant"), to the same extent Seller has such right, shall have the right to enter upon the Assets and all buildings and improvements thereon, inspect the same, conduct soil and water tests and borings, and generally conduct such tests, examinations, investigations and studies as may be necessary or appropriate for the preparation of appropriate engineering and other reports, judgments or environmental assessments in relation to the Assets, their environmental condition, and the existence of Environmental Defects (as hereinafter defined) (such inspection and investigation being called herein "Purchaser's Environmental Assessment"). Purchaser agrees promptly to provide to Seller a copy of Purchaser's Environmental Assessment, including any reports, data and conclusions. Purchaser and Seller shall keep any data or information acquired by all such examinations and the results of all analyses of such data and information strictly confidential and shall not disclose same to any person or agency without the prior written approval of the other Party, except such disclosure as may be required by law. This obligation of confidentiality shall survive the Closing.

5.2.2 With respect to Purchaser's Environmental Assessment, Purchaser shall indemnify and hold harmless the Seller Group from any and all Costs resulting from the acts or omissions of Purchaser or Purchaser's Environmental Consultant, including, without limitation, Costs relating to (i) any and all statutory or common-law liens or other encumbrances for labor or materials furnished in connection with such tests, samplings, studies or surveys as Purchaser or Purchaser's Environmental Consultant may conduct with respect to the Assets and (ii) claims asserted by the Purchaser, its Affiliates and their respective partners, shareholders, officers, directors, employees, agents and representatives (the "Purchaser Group"), irrespective of whether such Costs are attributable, in whole or in part, to the negligence, sole or concurrent, of the Seller Group.

5.3 Environmental Defect Notice. If Purchaser, in its sole discretion, determines, as a result of Purchaser's Environmental Assessment, that there exists or may exist an Environmental Defect, Purchaser may notify Seller thereof in writing as soon as reasonably practical after its discovery, but in any event before the end of the Due Diligence Period (the "Environmental Defect Notice"). Any notice provided hereunder shall include appropriate evidence to substantiate the Purchaser's position, including a description of the Environmental Defect, the Environmental Law applicable to the Environmental Defect and Purchaser's basis for believing that Seller is in violation of such Environmental Law, the portion of the Assets affected by the Environmental Defect, a bid from Purchaser's Environmental Consultant outlining the cost for Remediation (as hereinafter defined) which bid shall identify the methods and scope of the Remediation proposed and all assumptions relied upon by Purchaser's Environmental Consultant in calculating the cost of Remediation, and a calculation by Purchaser of the Remediation Amount (as hereinafter defined) attributable to the Environmental Defect based upon the bid of Purchaser's Environmental Consultant. Purchaser will be deemed to have conclusively waived any Environmental Defect about which it fails to notify Seller pursuant to an Environmental Defect Notice during the Due Diligence Period.

5.4 Remedies for Environmental Defects. For any Environmental Defect properly asserted by Purchaser during the Due Diligence Period, subject to the rights of Purchaser pursuant to Section 5.5.2 and Section 3.8 hereof, Seller shall have the option, in its sole discretion, of (i) curing the Environmental Defect, (ii) contesting the Environmental Defect or the Remediation Amount, or (iii) paying the Remediation Amount as an adjustment to the Purchase Price, subject to the limitations set forth in Section 13.3.5 ("Environmental Indemnity Payment").

5.5 Procedure for Resolving Environmental Defects. With respect to Environmental Defects properly asserted by Purchaser, the following procedures shall apply.

5.5.1 If Seller contests the existence of an Environmental Defect or the Remediation Amount, then Seller shall provide Purchaser a Rejection Notice thereof in writing on or before five (5) days after receipt of the Environmental Defect Notice. The Rejection Notice shall state with reasonable specificity the basis of Seller's rejection of the Environmental Defect or the Remediation Amount. No later than five (5) days following delivery of the Rejection Notice, representatives of Purchaser and Seller, knowledgeable in environmental matters, shall meet and either: (i) agree to mutually reject the particular

         Environmental Defect, or (ii) agree on the validity of such Environmental Defect and the Remediation Amount, in which case Seller shall cure such Environmental Defect at its own expense and to the satisfaction of the appropriate Governmental Body (as hereinafter defined) prior to Closing or as soon thereafter as is reasonably practicable and, failing such cure, make the Environmental Indemnity Payment therefor, subject to the limitation set forth in Section
         13.3.5. If the Parties cannot agree on either options (i) or (ii) in the preceding sentence, the Environmental Defect or the Remediation Amount subject to the Rejection Notice shall be submitted to dispute resolution in accordance with the procedures set forth in Section 3.9. Each Environmental Defect as to which either Seller and Purchaser reach agreement hereunder concerning the validity of such Environmental Defect and its Defect Amount or such validity and/or Remediation Amount is finally determined pursuant to Section 3.9 shall be referred to herein as a "Finally Determined Environmental Defect."

5.5.2 Notwithstanding the other provisions of Article 5 of this Agreement, Seller shall be obligated to make an Environmental Indemnity Payment only, and then only to the extent, stated in Section 13.3.5 of this Agreement.

5.6      Definitions.

5.6.1 "Applicable Laws" shall mean all laws, statutes, treaties, rules, codes, ordinances, regulations, certificates, orders, interpretations, licenses and permits of any Governmental Body (as hereinafter defined), including the common or civil law, (including, without limitation, those pertaining to occupational health and safety, consumer product safety, employee benefits, the environment, securities or zoning) and all judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other Governmental Body of competent jurisdiction.

5.6.2 "Environmental Defect" shall mean a condition that exists prior to the Effective Date, and only to the extent in existence as of the Effective Date, with respect to the air, land, soil, surface, subsurface strata, surface water, ground water or sediments which causes an Asset to be subject to Remediation within a time certain under Environmental Laws in effect as of the Effective Date, but only to the extent that (i) the condition is not disclosed in the Seller's Environmental Audit, (ii) the condition was not otherwise known to Purchaser prior to the execution of this Agreement, and (iii) the Remediation Amount, net to Purchaser's interest, will exceed the sum of $100,000.

5.6.3 "Environmental Laws" shall mean any and all Applicable Laws pertaining to safety, health or conservation or protection of the environment, wildlife, or natural reserves in effect in any and all jurisdictions in which the Assets are located, including, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended ("SARA"), the Resource Conservation and Recovery Act, as amended ("RCRA"), the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, and the Occupational Safety and Health Act, as amended ("OSHA"), and any applicable state, tribal, or local counterparts, but shall not include any Applicable Law associated with Plugging and Abandonment (as hereinafter defined). The terms "release" and "threatened release" shall have the meanings specified in CERCLA; provided, however, that to the extent the laws of the state in which the Assets are located are applicable and have established a meaning for "release", "threatened release", and "disposal" that is broader than that specified in CERCLA or RCRA, such broader meaning shall apply with respect to the matters covered by such laws.

5.6.4 "Governmental Body" shall mean any Federal, state, tribal, county, parish, municipal, or other federal, state or local governmental authority or judicial or regulatory agency, board, body, department, bureau, commission, instrumentality, court, tribunal or quasi-governmental authority in any jurisdiction (domestic or foreign).

5.6.5 "Hazardous Substances" shall mean shall mean all industrial or solid waste, hazardous waste, hazardous or toxic substances, chemicals or pollutants, hydrocarbons (including crude oil, natural gas, natural gas liquids, or liquefied natural gas) and any wastes associated with the exploration and production of hydrocarbons, asbestos or any substance containing asbestos and deemed hazardous, the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials, effluents, contaminants, emissions or related materials and any items included in the definition of hazardous, dangerous or toxic waste, materials or substances under any Environmental Law, including, without limitation, RCRA, CERCLA, SARA, the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, and the Safe Drinking Water Act.

5.6.6 "Remediation" shall mean removal, excavation, capping or other environmental remedies to the extent required by Environmental Laws in effect as of the Effective Date to remedy an Environmental Defect existing on or with respect to an Asset using the least stringent, most cost effective standard, but only to the extent such requirement relates to the continued use and operation of the Asset for oil and/or gas exploration, production and gathering.

5.6.7 "Remediation Amount" shall mean, with respect to any Environmental Defect, the cost of Remediation with respect thereto.

5.7 "As Is, Where Is" Purchase. Except to the extent of the remedies provided to Purchaser in Section 5.4 with respect to any Environmental Defects properly asserted by Purchaser prior to the end of the Due Diligence Period, Purchaser shall acquire the Assets in an "AS IS, WHERE IS" condition and shall assume the risk that adverse physical conditions, including but not limited to Environmental Defects, the presence of Hazardous Substances, or the presence of unknown abandoned oil and gas wells, water wells, sumps and pipelines, may exist on or with respect to the Assets.

                          6. REPRESENTATIONS OF SELLER

6.1      Disclaimers. Except as specifically set forth in this Article 6, Seller
         (i) makes no representations or warranties, express or implied, in connection with the Assets, and (ii) expressly disclaims any representations or warranties with regard to the accuracy or completeness of any information or data disclosed or provided by Seller, its agents, representatives, employees or advisors to Purchaser or to Purchaser's agents, representatives, employees, or advisors. Subject to this Section 6.1 and to the Permitted Encumbrances, Seller makes the representations and warranties set forth in Section 6.2. Except for Purchaser's remedies with respect to Environmental Defects set forth in Section 5.4 above, SELLER EXPRESSLY DISCLAIMS ANY WARRANTY AS TO THE CONDITION OF ANY PERSONAL PROPERTY, FIXTURES AND ITEMS OF MOVABLE PROPERTY COMPRISING ANY PART OF THE ASSETS, INCLUDING (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS,
         (iv) ANY RIGHTS OF PURCHASER UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, AND (v) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING EXPRESSLY UNDERSTOOD BY PURCHASER THAT THE PERSONAL PROPERTY, FIXTURES AND ITEMS AND THE CONDITION OF THE PROPERTIES ARE BEING CONVEYED TO PURCHASER "AS IS, WHERE IS, WITH ALL FAULTS," AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

6.2 Representations. Each of Statex I and Gleeson represents and warrants to Purchaser, with respect to itself only and severally with respect to its ownership interest in the Assets, but not jointly, and as of the date hereof and as of the Closing Date, the following:

6.2.1 Existence. Each of Statex I and Gleeson is a limited partnership duly organized and validly existing under the laws of the State of Texas and is duly qualified to carry on its business and, where required by applicable law, is in good standing in the states in which the Assets are located.

6.2.2 Power. Seller has all requisite limited partnership power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform its obligations under this Agreement.

6.2.3 Authorization. Seller's execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and will not violate, or be in conflict with, or result in a breach, or trigger a default (or an event that, with the lapse of time or notice or both, would constitute a default) under the provisions of any material agreement or instrument to which Seller is a party or by which Seller is bound or to which any Asset is subject (other than Permitted Encumbrances), the organizational and governing documents of Seller, or any judgment, decree, order, or Applicable Law applicable to Seller or any Asset or by which Seller or any Asset may be bound, non-compliance with which would have a material and adverse effect on Purchaser or its ownership or operation, on or after the Closing Date, of any of the Assets or on the ability of Seller to consummate the transactions contemplated herein. This Agreement has been, and the other documents provided for herein to be executed and delivered by Seller to Purchaser at the Closing will be, duly executed and delivered on behalf of Seller and constitute or shall constitute the legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.2.4 Brokers. Seller has incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees relating to the matters provided for by this Agreement which will be the responsibility of Purchaser; and any such obligation or liability of Seller that might exist shall be the sole obligation of Seller.

6.2.5 Tax Partnerships. Except as shown on Exhibit E, (i) the Properties are not subject to any currently effective Tax Partnership Agreement or provisions requiring a Partnership Income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code, or any similar state statute; and (ii) all Partnership Income Tax Returns required to be filed by the Code have been timely filed.

6.2.6 Pending Claims and Litigation. Except as disclosed on Exhibit F, there are no suits, actions or other legal, administrative or arbitration proceedings pending or, to the best of Seller's knowledge, threatened in writing against Seller or any of the Assets (or, with respect to the Properties for which Seller has not been designated operator, to the best of Seller's knowledge, pending or threatened in writing against the operator of such Properties) that would, if determined adversely to Seller, (i) result in the material impairment or loss of Seller's title to any material part of the Assets, (ii) materially hinder or impede the operation of all or any material portion of the Assets, or (iii) restrain, prohibit or impose damages on Purchaser or Seller with respect of the transactions contemplated herein.

6.2.7 Verbal Threats of Claims and Litigation. Except as disclosed on Exhibit F, to the best knowledge of Seller, no verbal communications from third parties have come to the attention of Seller which has caused Seller to believe in good faith that there are any legal proceedings threatened against Seller, the operator of the Assets, or any of the Assets which would, if determined adversely to Seller, (i) result in the material impairment or loss of any material part of the Assets, (ii) materially hinder or impede the operation of all or any material portion of the Assets, or (iii) restrain, prohibit or impose damages on Purchaser or Seller with respect to the transactions contemplated herein.

6.2.8 Violations. Except with respect to Environmental Laws, which are covered by Article 5, and except as set forth on Exhibit G, to the best knowledge of Seller, neither Seller nor any operator of the Assets has not violated any Applicable Laws applicable to any of its Assets or the operation thereof which violation materially and adversely affects the value of the Assets affected thereby. Neither Seller nor, to Seller's knowledge, any other person has received notice from any Governmental Body having jurisdiction to the effect that Seller or any other person has violated or failed to comply with any such Applicable Law.

6.2.9 Gas Imbalances. Except for those listed on Exhibit H, there exist no production imbalances or imbalances with respect to any gas pipeline, storage, or processing facility or other conditions regarding production or products taken or marketed from the Assets or any portion thereof which could result in:

         (a) a portion of Seller's interest in production or products therefrom being taken or delivered after the Closing without Purchaser receiving payment therefor or at the price it would have received absent such imbalance; or

         (b) Seller or Purchaser being obligated to make payment to any person or entity as a result of such imbalance; or

         (c) Seller being obligated, by virtue of any production payment, prepayment arrangement, take-or-pay agreement, forward sale, deferred production, or similar arrangement, to deliver hydrocarbons or products produced from the Assets at some future time without then receiving full payment therefor.

      Notwithstanding anything else to the contrary contained herein, Purchaser's sole and exclusive remedy with respect to any breach of the representation and warranty contained in this Section 6.2.9 shall be an adjustment to the Purchase Price made at the Final Settlement Date in connection with the Post-Closing Adjustment Statement pursuant to Section 13.1.3.

6.2.10 Preferential Purchase Rights and Consents to Assignment. Except as disclosed on Exhibit D, there exist no (i) preferential purchase or similar rights burdening the Assets or (ii) required third person consents to assignment whose terms would invalidate an Asset or the transfer of an Asset as the result of a failure to obtain the required consent.

6.2.11 AFEs and Commitments. Except as disclosed on Exhibit K, there are no outstanding authorities for expenditure under the Existing Contracts affecting the Properties or other commitments for which (i) Seller will be obligated for expenses or (ii) Seller has non-consented.

6.2.12 Marketing. Except as disclosed on Exhibit I, there are (i) no hydrocarbons marketing agreements that are not cancellable by Seller on notice to be given more than 90 days prior to cancellation, and (ii) no calls on production, options to purchase, or similar rights in effect with respect to hydrocarbon production from the Assets. Seller is currently being paid the full prices provided for under applicable marketing agreements with respect to hydrocarbon production from the Assets, the full amount of the proceeds from the sale of such production is being disbursed to Seller in the ordinary course of business, and none of such proceeds is being held in suspense, subject to a claim for refund, being used as an offset or collateral for another obligation, or otherwise not being paid as they become due in the ordinary course of business.

6.2.13 Wells. Exhibit B lists all of the Wells located on the Properties. The Wells are located on the Properties in accordance with all legal and regulatory requirements. All producing Wells have been produced within applicable allowable rates of production, and none of the producing Wells listed on Exhibit B have been plugged and abandoned or permanently ceased the production of hydrocarbons. Except as shown on Exhibit B, no Wells located on the Properties require permanent plugging and abandonment. All plugged and abandoned Wells have been plugged and abandoned, and all related salvage, site clearance, and surface restoration has been performed, in accordance with all Applicable Laws.

6.2.14 Expenses and Property Taxes. With respect to the ownership and operation of the Assets, Seller has paid all current and past expenses for which Seller is contractually obligated and all Property Taxes.

6.2.15 Area of Mutual Interest Provisions. There are no area of mutual interest provisions applicable to the Assets.

6.2.16 Leases. The oil and gas leases included in the Properties are valid and effective. There is no breach or default by Seller under the terms of such leases, and there has occurred no event, fact, or circumstance that, with the lapse of time or the giving of notice or both, would constitute a breach or default by Seller under the terms of any such lease. The royalty, rentals, shut-in royalties, and other payments required under such leases have been paid timely.

6.2.17 Governmental Permits. Except for governmental permits covered by Environmental Laws, which are covered by Article 5, Seller has obtained all governmental permits that are required for ownership and operation of the Assets and there exists no material default by Seller under the terms of Seller's governmental permits. Seller has not received notice from any Governmental Body having jurisdiction to the effect that Seller has violated or failed to comply with any such governmental permit.

6.2.18 Governmental Consents. There are no consents of any Governmental Body with respect to the ownership or operation of the Assets for which Seller is responsible in any case in which the failure of Seller to obtain such consents would (i) result in the material impairment or loss of any material part of the Assets, (ii) materially hinder or impede the operation of all or any material portion of the Assets, or
         (iii) restrain, prohibit or impose damages on Purchaser or Seller with respect to the transactions contemplated herein.

6.2.19 Material Contracts. Except for those oil and gas leases and contracts creating or evidencing the Properties which are described in Exhibit A and those contracts for the sale of gas, oil or products which are terminable within thirty-one (31) days or less, Exhibit I contains a list of all contracts and agreements that constitute the Existing Contracts. Except as referenced in Exhibits A and I, there are no Existing Contracts that (i) result in the material impairment or loss of any material part of the Assets, (ii) materially hinder or impede the operation of all or any material portion of the Assets, or (iii) restrain, prohibit or impose damages on Purchaser or Seller with respect to the transactions contemplated herein.

6.3 Knowledge. As used in this Agreement, words "to the best of Seller's knowledge," "to the knowledge of Seller," or other words of similar import mean that the statement so qualified is true to the knowledge of Dhar Carman or Charles W. Gleeson.

                         7. REPRESENTATIONS OF PURCHASER

      Purchaser represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

7.1 Existence. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and, at the Closing, will be duly qualified to carry on its business and in good standing in all states where the Assets are located.

7.2 Power. Purchaser has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform its obligations under this Agreement.

7.3 Authorization. Purchaser's execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and will not violate, or be in conflict with, or result in a breach, or trigger a default (or an event that, with the lapse of time or notice or both, would constitute a default) under the provisions of any material agreement or instrument to which Purchaser is a party or by which Purchaser is bound, or the organizational and governing documents of Purchaser, or any judgment, decree, order or Applicable Law applicable to Purchaser or by which Purchaser is bound, non-compliance with which would have a material and adverse effect on the ability of Purchaser to consummate the transactions contemplated herein. This Agreement has been, and the documents provided for herein to be executed and delivered by Purchaser to Seller at the Closing will be, duly executed and delivered on behalf of Purchaser and constitute or shall constitute the legal, valid and binding obligations of Purchaser enforceable in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.4 Brokers. Purchaser has incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees relating to the matters provided for in this Agreement which will be the responsibility of Seller; and any such obligation or liability of Purchaser that might exist shall be the sole obligation of Purchaser.

7.5 Distribution. Purchaser is an experienced and knowledgeable investor in the oil, gas and mineral resources industry that has previously expended substantial amounts in the acquisition and development of oil and gas properties. Prior to entering into this Agreement, Purchaser has been advised by its counsel and such other persons as it has deemed appropriate concerning this Agreement. The Assets to be acquired by Purchaser pursuant to this Agreement are being acquired by Purchaser for its own account, for investment, and not with a view to distribution or resale of securities within the meaning of the Securities Act of 1933, or any other applicable securities law, rule, regulation or order that could impose any liabilities on Seller.

7.6 Claims and Litigation. There is no claim, legal or administrative proceeding, or investigation now pending before any court or any administrative body or, to Purchaser's knowledge, threatened against Purchaser or any Affiliate of Purchaser, or to which Purchaser or any Affiliate of Purchaser is a party, which has, or may reasonably be expected to have, a material and adverse effect on Purchaser's ability to consummate the transactions contemplated by this Agreement.

7.7 Financial Ability to Perform. Purchaser has, or has arranged to have at the Closing, sufficient funds and credit arrangements to consummate the transactions contemplated by this Agreement.

7.8 Bonds. Purchaser has obtained or will obtain by Closing bonds or sureties equivalent to those set forth on the attached Exhibit J.

                      8. PRE-CLOSING OBLIGATIONS OF SELLER

8.1 Operations. From the date of this Agreement until the Closing Date (the "Interim Period"), Seller shall continue to operate the Properties in a good and workmanlike manner and in accordance with the terms and conditions of the applicable oil, gas and mineral leases, Existing Contracts, and Applicable Laws until such operations are turned over to and become the responsibility of Purchaser. However, Seller will have no obligation to operate any portion of the Properties after the Interim Period except as provided for in Section 8.4 of this Agreement. Seller will pay all costs and expenses incurred and billed in the operation of the Properties prior to the Effective Date. During the Interim Period, Seller will, to the extent it controls the operation of the Properties, maintain the lease equipment in the same condition, working order and state of repair as currently exists, subject to ordinary wear and tear. During the Interim Period and thereafter until operations are transferred to Purchaser, without prior written consent of Purchaser, Seller will not (i) cause the Properties to be developed, maintained or operated in a manner substantially inconsistent with prior operations, (ii) abandon any part of the Properties, (iii) commence any operation on the Properties anticipated to cost, net to Seller's interest in the relevant Property, in excess of $100,000, except emergency operations, operations required under presently existing contractual obligations, the on-going commitments under the AFE's described in Exhibit K hereto and operations undertaken to avoid any penalty provision of any applicable agreement or order (with respect to emergency operations, Seller shall notify Purchaser of said emergency as soon as reasonably practical), or (iv) convey or dispose of any part of the Properties (other than personal property and equipment replaced with items of comparable or superior quality and oil, gas and other liquid products produced from the Properties in the regular course of business).

8.2 Contracts. Seller will not, without the prior written consent of Purchaser, (a) sell, convey, assign or transfer any interest in the Properties, (b) sell oil, gas or other minerals from the Properties except sales made in the ordinary course of business, or (c) enter into any agreement amending, modifying, releasing, or terminating any of the Properties (including, without limitation, any oil and gas lease included therein) or any of the Existing Contracts.

8.3 Compensation of Seller. Seller shall conduct operations from and after the Effective Date for and on behalf of Purchaser, and Seller shall make appropriate charges to Purchaser pursuant to any applicable operating agreement. In the absence of any applicable operating agreement, for any such services as operator of the Properties (or portions thereof) performed by Seller from and after the Effective Date, Purchaser shall pay to Seller, in accordance with the 1984 COPAS Onshore Model Accounting Procedure, which is hereby incorporated by reference, all reasonable and necessary expenses incurred by Seller in connection with the operation, protection or maintenance of the Properties (including, without, limitation, the salaries, wages, and personal expenses of technical employees of Seller directly employed on the Assets), as well as an overhead charge of $450 per producing oil or gas Well per month, such overhead charge not to exceed, in the aggregate for any month, $36,000.00. Any such charges and expenses shall be recovered by Seller as part of Closing or post-Closing adjustments, as appropriate. Except in the event of an emergency, Seller will have no obligation to make capital expenditures or extraordinary operating expenditures in connection with the Properties during the Interim Period. If Purchaser is ultimately selected as operator of the Properties which Seller currently operates, Purchaser will additionally reimburse Seller for the amounts of any unpaid operating expenses and capital expenditures of other working interests owners paid by Seller and attributable to operations during the Interim Period. Seller will be entitled to retain any overhead payments received from other working interest owners and attributable to operations during the Interim Period.

8.4 Operation of Certain Properties After Interim Period. Purchaser and Seller recognize that Seller may remain the record title owner of certain portions of the Properties after the Interim Period. If Seller is required to remain the owner of the affected Properties until the required consents or approvals are obtained, the operation of the affected Properties shall be governed by the terms of Section 3.10.3.

8.5 Permissions. During the Interim Period, Seller shall use reasonable efforts to obtain all permissions, approvals, and consents by federal, state and local governmental authorities and others as may be required to consummate the sale contemplated by this Agreement (excluding governmental permissions, approvals and consents which are customarily obtained after the assignment of an oil and gas interest which shall be the responsibility of Purchaser to obtain).

8.6 Best Efforts. Seller will use its reasonable best efforts to cause its representations and warranties under this Agreement to be true and correct on and as of the Closing Date and otherwise to cause the conditions set forth in Article 11 for which Seller is responsible to be fulfilled as of the Closing Date.

8.7 Defaults. Seller shall give prompt written notice to Purchaser of any notice of material default (or written threat of material default, whether disputed or denied by Seller) received or given by Seller subsequent to the Effective Date under any instrument or agreement affecting the Properties to which Seller is a party or by which it or any of the Properties is bound.

8.8 Operatorship. It is understood that, with respect to the Properties, Seller does not possess the absolute right to effect the transfer of the operatorship for such Properties to a purchaser from Seller. However, Seller will exercise commercially reasonable efforts to assist Purchaser to be elected as the successor operator of the Properties following the Closing. To the extent that an Affiliate of Seller own interests in any of the Properties subject to a joint operating agreement to be assumed by Purchaser, Seller agrees to cause such Affiliate to execute, and Seller will deliver at Closing, a ballot voting for Purchaser as successor operator of the relevant Property(ies).

8.9 Geological and Geophysical Information. During the Interim Period, with respect to any right, title and interest of Seller in any item of geological and geophysical information:

8.9.1 Seller shall use all reasonable efforts to determine whether such item of geological and geophysical information is subject to a contractual restriction on transfer or confidentiality obligation (including, without limitation, contacting appropriate parties in cases where Seller's files are not clear in this regard).

8.9.2 Seller shall use reasonable efforts to obtain consents or waivers of any such contractual restriction on transfer or confidentiality obligation, but in no event shall Seller be required to make any payment to the holder(s) of such right to obtain such waiver or consent.

8.9.3 At the Closing, Seller shall assign and deliver possession to Purchaser of all such items of geological and geophysical information for which waivers or consents have been obtained.

8.9.4 Seller shall retain at Closing all other geological and geophysical information and the Parties shall mutually agree as to the method of handling the balance of such information.

8.10 Financial Statements. During the Interim Period, Seller shall promptly furnish and make available to Purchaser and its auditors all books, records, invoices, reports and other data pertaining to the Properties and the Wells (collectively, the "Work Papers") for (i) the calendar years ended December 31, 2004, and 2005 and (ii) for the nine (9) months ended September 30, 2006 (or all of calendar year 2006, if the Closing Date is extended beyond the Scheduled Closing Date pursuant to
         Section 12.2). Purchaser and its auditors shall utilize the Work Papers to prepare, at Purchaser's sole expense, an audited Statement of Combined Revenues and Direct Lease Operating Expenses for the years ended December 31, 2004 and 2005 and an unaudited Statement of Combined Revenues and Direct Lease Operating Expenses for the nine months ended September 30, 2006 (collectively, the "Financial Statements"); provided, however, that if the Closing Date is extended beyond the Scheduled Closing Date pursuant to Section 12.2, the Financial Statements shall consist of an audited Statement of Combined Revenues and Direct Lease Operating Expenses for the years ended December 31, 2004, 2005, and 2006. Seller agrees to make reasonable efforts to assist and cooperate with Purchaser in the timely preparation of the Financial Statements.

                     9. PRE-CLOSING OBLIGATIONS OF PURCHASER

9.1 Return of Data. Purchaser agrees that if this Agreement is terminated for any reason whatsoever, Purchaser, at Seller's request, shall return promptly to Seller all information and data furnished to Purchaser, its officers, employees, and representatives in connection with this Agreement or Purchaser's investigation of the Assets, and Purchaser agrees not to retain any copies of such information or data.

9.2 Best Efforts. Purchaser shall use its reasonable best efforts to cause its representations and warranties under this Agreement to be true and correct on and as of the Closing Date and otherwise to cause the conditions set forth in Article 10 and Section 11.7 to be fulfilled on and as of the Closing Date.

                       10. CONDITIONS OF SELLER TO CLOSING

      The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the fulfillment, on or prior to the Closing Date of each of the following conditions:

10.1 Representations. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on the date when made and again on the Closing Date as though made on and as of such date; provided, however, that for purposes of this Section 10.1, all qualifications relating to materiality contained in such representations and warranties shall be disregarded.

10.2 Performance. Purchaser shall have performed in all material respects all obligations, covenants and agreements hereunder and shall have complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to Closing.

10.3 Certificate. Purchaser shall have delivered to Seller a certificate of its authorized corporate officer, dated as of the Closing Date, certifying on behalf of Purchaser that, to Purchaser's knowledge, the conditions set forth in Sections 10.1 and 10.2 have been fulfilled.

10.4 Pending Matters. No suit, action, or other proceeding shall be pending, or to Seller's knowledge, threatened which seeks substantial damages from Seller in connection with, or to restrain, enjoin, or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

10.5 Governmental Consents. Seller shall have received all consents, authorizations, waivers, and approvals required to be obtained by Seller prior to the Closing by any court or governmental authority having jurisdiction under any applicable law, rule, or regulation concerning the transactions contemplated herein.

10.6 Opinion. Purchaser shall have delivered to Seller an opinion of its counsel, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, to the effect that:

10.6.1 Purchaser is a corporation duly formed, legally existing, and in good standing under the laws of the State of Nevada with corporate power to own its assets and to transact its business as presently being conducted and is duly qualified to carry on its business and is in good standing in the states where the Assets are located;

10.6.2 This Agreement and the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action of Purchaser and constitute valid and binding obligations of Purchaser enforceable in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

10.6.3 Except for such as have been obtained, no authorization, approval or consent of, or declaration or filing with, any governmental entity, regulatory body or any other person is necessary or required of Purchaser in connection with the execution and delivery of this Agreement or the performance by Purchaser of its obligations hereunder; and

10.6.4 This Agreement and all documents and instruments executed by Purchaser at Closing have been duly executed and delivered by Purchaser. In giving this opinion, Purchaser's counsel may rely upon certificates of governmental officials and of Purchaser's officers as to matters of fact, and may qualify the opinion with such other assumptions and exceptions as are reasonable under the circumstances.

                     11. CONDITIONS OF PURCHASER TO CLOSING

      The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the fulfillment, on or prior to the Closing Date, of each of the following conditions:

11.1 Representations. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the date when made and again on the Closing Date as though made on and as of such date; provided, however, that for purposes of this Section
         11.1 all qualifications relating to materiality contained in such representations and warranties shall be disregarded.

11.2 Performance. Seller shall have performed in all material respects all obligations, covenants and agreements hereunder and shall have complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to Closing.

11.3 Officer's Certificate. Each of Statex I and Gleeson shall have delivered to Purchaser a certificate of its general partner, dated as of the Closing Date, certifying on behalf of such Party that, to the knowledge of Statex I and Gleeson, as applicable, the conditions set forth in Sections 11.1 and 11.2 have been fulfilled.

11.4 Pending Matters. No suit, action or other proceeding by a third party or a governmental authority shall be pending or, to Purchaser's knowledge, threatened which seeks substantial damages from Purchaser in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

11.5 Governmental Consents. Purchaser shall have received all consents, authorizations, waivers, and approvals required to be obtained by Purchaser prior to the Closing by any court or governmental authority having jurisdiction under any applicable law, rule, or regulation concerning the transactions contemplated herein.

11.6 Opinion of Seller's Counsel. Each of Statex I and Gleeson shall have delivered to Purchaser an opinion of such Party's general counsel, in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date, to the effect that:

11.6.1 Each of Statex I and Gleeson is a limited partnership duly organized and validly existing under the laws of the State of Texas with limited partnership power to own the Assets and to transact business as presently being conducted and is duly qualified to carry on business in the states where the Assets are located;

11.6.2 This Agreement and the transactions contemplated hereby have been duly authorized by all necessary limited partnership action on the part of Seller and constitute valid and binding obligations of Seller, enforceable in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

11.6.3 Except for such as have been obtained, no authorization, approval or consent of, or declaration or filing with, any governmental entity, regulatory body or any other person is necessary or required of Seller in connection with the execution and delivery of this Agreement or the performance by Seller of its obligations hereunder; and

11.6.4 This Agreement and all documents and instruments executed by Seller at Closing have been duly executed and delivered on behalf of Seller. In giving this opinion, Seller's counsel may rely upon certificates of governmental officials and of Seller's officers as to matters of fact, and may qualify the opinion with such other assumptions and exceptions as are reasonable under the circumstances.

11.7 Financial Statements. Purchaser shall be in possession of the Financial Statements, in form and substance reasonably satisfactory to Purchaser and its auditors.

                                   12. CLOSING

12.1 Time and Place of Closing. If the conditions to Closing have been satisfied or waived, the consummation of the transactions contemplated by this Agreement (the "Closing") shall occur at 10:00 a.m. on February 9, 2007, ("Scheduled Closing Date") or such other date as provided for in Section 12.2 hereof (the Scheduled Closing Date, as the same may be extended pursuant to Section 12.2, being referred to herein as the "Closing Date"), at the offices of Jackson Walker L.L.P., 1401 McKinney, Suite 1900, in Houston, Texas, or such other place as the Parties may agree upon.

12.2 Change of Closing Date. The Closing may be changed to an earlier date as may be fixed by mutual agreement of the Parties, with such earlier date as is mutually agreed upon to become the Closing Date. If, as of the Scheduled Closing Date, Purchaser has not fulfilled the conditions set forth in Article 10 or in Section 11.7, Purchaser may, at its sole option, elect to extend the date for the Closing for a period of thirty
         (30) days after the Scheduled Closing Date by giving written notice of such desire to extend to Seller no later than the Scheduled Closing Date. The date to which the Closing is extended shall thereupon become the Closing Date for purposes of this Agreement.

12.3 Calculation of Preliminary Amount. Seller shall prepare, in accordance with the provisions of this Agreement, a statement substantially in the form attached hereto as Exhibit C (the "Closing Adjustment Statement") setting forth each adjustment to the Purchase Price to the best of Seller's knowledge, whether upward or downward, as may be required to determine the Preliminary Amount in accordance with the provisions of
         Section 2.5 of this Agreement. Seller shall submit the Closing Adjustment Statement to Purchaser no later than five (5) business days prior to the Closing Date and shall include, upon Purchaser's request, appropriate supporting documentation for the Closing Adjustment Statement.

12.4 Failure to Close. If the Conditions to Closing of a Party have been satisfied or waived on or before the Closing Date, and such Party fails to close, then subject to the right of Purchaser to extend the Closing Date under Section 12.2, the Party failing to close shall be deemed to have breached the obligations it has undertaken hereunder to perform at Closing, and to be subject to the provisions of Article 14.

12.5     Closing Obligations. At the Closing:

12.5.1 Seller and Purchaser shall execute, acknowledge (and Seller shall deliver to Purchaser) the General Assignment (as hereinafter defined), which will convey title to the Assets to Purchaser, and deliver possession thereof to Purchaser.

12.5.2 Seller shall provide to Purchaser a listing showing all net proceeds and receivables related to production attributable to the Assets which are currently held in suspense because of lack of identity or address of owners, title defects, change of the ownership or similar reasons. Upon Closing, Purchaser shall be responsible for the proper distribution of all the suspended funds to the parties lawfully entitled thereto, and indemnify and hold Seller and the Seller Group harmless from and against any Costs associated with Purchaser's distribution of such suspended funds, but only to the extent of the funds for which the Purchase Price shall have been adjusted pursuant to the provisions of Section 2.5.13 hereof.

12.5.3 Seller shall deliver to Purchaser all waivers of preferential rights to purchase, third party consents to assignment, and similar matters obtained by Seller prior to the Closing and shall execute such other instruments and take such other action as may be necessary to carry out its obligations under this Agreement.

12.5.4   Purchaser shall pay the Preliminary Amount in the manner set forth in
         Section 2.6.

12.5.5 Seller and Purchaser shall execute, acknowledge and deliver federal, state and Indian forms of lease assignments, if necessary or expedient.

12.5.6 Seller and Purchaser shall execute, acknowledge and deliver transfer orders or letters-in-lieu thereof directing all purchasers of production to make payment to Purchaser of proceeds attributable to production from the Assets for the period of time on and after the Effective Date.

12.5.7 Purchaser shall execute such other instruments and take such other action as may be necessary to carry out its obligations under this Agreement.

12.5.8 Except as otherwise provided in this Agreement, Purchaser shall take possession of the Assets, and, as provided in this Agreement, subject to applicable provisions of the Existing Contracts, take over all operations of the Assets for which Seller is designated Operator.

12.5.9 Seller shall deliver to Purchaser the Officer's Certificate provided for in Section 11.3, the opinion of counsel provided for in Section 11.6.

12.5.10 Purchaser shall deliver to Seller the Officer's Certificate provided for in Section 10.3, the opinion of counsel provided for in Section 10.6, and certified copies of the resolution of its Board of Directors authorizing this transaction.

12.5.11 Each Party shall have delivered to the other Party a certificate of incumbency for the officers executing this Agreement and each of the documents and agreements to be delivered at Closing pursuant hereto.

12.5.12 Each of Statex I and Gleeson shall have delivered to Purchaser a non-foreign affidavit meeting the requirements of Section 1445(b)(2) of the Code and the regulations thereunder.

12.5.13 Each of Statex I and Gleeson shall have delivered to Purchaser an appropriate form (such as IRS Form W-9) certifying that such Seller is exempt from backup withholding.

Sellers and Purchaser shall execute such other instruments and take such other actions as may be necessary to carry out their respective obligations under this Agreement.

12.6     Conveyance.

12.6.1 The documents to be executed and delivered by Seller to Purchaser at Closing transferring title to the Properties shall be without representation or warranty of title, express or implied, except that Seller specially warrants and agrees to defend the title to the Assets against the lawful claims and demands of all persons claiming the same, or any part thereof, by, through or under Seller but not otherwise, subject to and excepting all Permitted Encumbrances. The damages recoverable for a breach of such special warranty of title with respect to any Asset shall not exceed the Allocated Value of the relevant Asset (except for claims of or liabilities to third parties, in which case such limitation shall not apply).

12.6.2 Seller shall execute and deliver to Purchaser at the Closing sufficient counterparts of the Assignment, Bill of Sale and Conveyance in substantially the form attached hereto as Exhibit L, ("General Assignment") to enable the recording of a counterpart of the General Assignment in each of the counties where the Assets are located, conveying to Purchaser all of the Properties and related oil and gas Assets. Such General Assignment shall grant to Purchaser full rights (to the extent so transferable) to enforce the covenants and warranties (including title-related warranties) to which Seller (or any present or prior affiliate of Seller) is entitled. As reasonably requested by Purchaser, Seller also agrees to execute and deliver at the Closing such other assignments, bills of sale, certificates of title, letters-in-lieu and other matters which are appropriate to transfer ownership of the Assets to Purchaser. Ownership of all personal property and fixtures shall be transferred by Seller to Purchaser "AS IS, WHERE IS", WITHOUT REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS.

                          13. POST-CLOSING OBLIGATIONS

13.1     Post-Closing Adjustments.

13.1.1 As soon as reasonably practicable after the Closing, but in no event later than ninety (90) days after the Closing Date, Seller shall prepare, in accordance with this Agreement, and deliver to Purchaser a statement setting forth each adjustment to the Purchase Price made pursuant hereto (the "Post-Closing Adjustment Statement"). The Post-Closing Adjustment Statement will include any adjustments necessary in connection with any changes in the gas imbalances, as of the Effective Date, from those set forth in Exhibit H as determined in accordance with Section 13.1.3, and any other adjustments required under the terms of Section 2.5. As soon as reasonably practicable, but in no event later than thirty (30) days after receipt of the Post-Closing Adjustment Statement from Seller, Purchaser shall deliver to Seller any objections that Purchaser has to the Post-Closing Adjustment Statement. If Purchaser fails to object to such Post-Closing Statement within the thirty (30) day time period, the Post-Closing Adjustment Statement shall be conclusively deemed to be final and accepted by both Parties. The Parties shall undertake to agree on the final Adjusted Purchase Price no later than one hundred eighty (180) days after the Closing Date. If Purchaser and Seller are unable to agree upon the adjustments in the Post-Closing Adjustment Statement within one hundred eighty (180) days after the Closing Date, the Accounting Firm shall conduct an audit of the Post-Closing Adjustment Statement and determine the post-Closing adjustment amount. The decision of such independent accounting firm shall be binding upon Seller and Purchaser and the fees and expenses of such independent accounting firm shall be borne one-half by Seller and one-half by Purchaser.


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

13.1.2 The date upon which agreement is reached on the Adjusted Purchase Price shall be called herein the "Final Settlement Date." Within five (5) business days after the Final Settlement Date, those credits agreed upon by Purchaser and Seller shall be netted and the final settlement shall be paid in cash by the Party owing same, via wire transfer as directed in writing by the receiving Party.

13.1.3 If either Party determines prior to the delivery of the Post-Closing Adjustment Statement that production imbalances or imbalances with respect to any gas pipeline, storage, or processing facility attributable to Wells included in the Assets as of the Effective Date are other than as set forth in Exhibit H hereto, subject to verification of the other Party, the Purchase Price shall be adjusted upward or downward in connection with the Post-Closing Adjustment Statement, depending upon whether there is a net overproduction or a net underproduction attributable to such Wells. The amount to be paid by Purchaser to Seller with respect to any underproduction, or by Seller to Purchaser with respect to any overproduction, shall be the present value of the net cash flow attributable to all such volumes of gas recoverable without cash balancing as determined by Netherland Sewell & Associates, Inc., or another petroleum engineer mutually agreed upon by both Parties (the "Imbalance Engineer") using (i) an agreed upon pricing index, (ii) an annual discount rate of ten percent (10%), and (iii) the maximum rate of recovery permitted under the applicable gas balancing agreements. Upon the final determination of the quantity of overproduction and/or underproduction attributable to a Property as of the Effective Date, the Parties will submit all relevant information to the Imbalance Engineer for valuation as described above.

13.2 Receipts and Credits. Following the final adjustment of the Purchase Price, except as otherwise provided in this Agreement, all monies, proceeds, receipts, credits and income attributable to the Assets for all periods of time on and after the Effective Date shall be the sole property of Purchaser, and, to the extent received by Seller, Seller shall fully disclose, account for and transmit the same promptly to Purchaser. Except as otherwise provided in this Agreement, all monies, proceeds, receipts and income attributable to the Assets, for all periods of time prior to the Effective Date, shall be the sole property of Seller, and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and transmit the same promptly to Seller. Except as otherwise provided in this Agreement, all costs, expenses, disbursements, obligations and liabilities attributable to the Assets for periods of time prior to the Effective Date, regardless of when due or payable, shall be the sole obligation of Seller, and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser, its successors and assigns, harmless from and against the same. Except as otherwise provided in this Agreement, all costs, expenses, disbursements, obligations, and liabilities attributable to the Assets for periods of time on and after the Effective Date, regardless of when due or payable, shall be the sole obligation of the Purchaser, and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller, its successors and assigns, harmless from and against same.

13.3     Assumption; Survival; Indemnification; Certain Limitations.

13.3.1 If Closing occurs, Purchaser shall assume and be responsible for any and all Assumed Obligations. As used herein, "Assumed Obligations" means all liabilities, duties, and obligations that arise from or relate to (i) the ownership or operation of, and the production of oil, gas, and other minerals or substances from or allocable to, the Assets occurring on or after the Effective Date; (ii) Plugging and Abandonment (as hereinafter defined); (iii) any contracts or agreements affecting the Assets in existence as of the Effective or Closing Dates, including, but not limited to, the Existing Contracts; (iv) the Environmental Obligations (as hereinafter defined), (v) imbalances due to overproduction of gas by Seller or pipeline gas imbalances owed by Seller under transportation agreements, subject, however, to the provisions of Section 13.1.3 hereof; and (vi) obligations otherwise assumed by Purchaser under this Agreement. As used herein, "Environmental Obligations" means any obligations or liability for claims arising from the following occurrences, events and activities on or related to the Assets, regardless of whether the acts, omissions, events, or circumstances giving rise thereto arose, occurred, or existed prior to, at, or after to the Closing Date, or the condition of the Assets at Closing: (w) environmental pollution or contamination with respect to the air, land, soil, surface, subsurface strata, surface water, ground water, and sediments; (x) the failure of the Assets to be in compliance, or the owner or operator of the Assets to comply, in all material respects with all applicable Environmental Laws with respect to the Assets, or the failure of the owner or operator of the Assets to obtain or maintain in full force and effect all governmental permits required under applicable Environmental Laws with respect to the Assets; (y) underground injection activities and waste disposal; or (z) necessary Remediation, and the cost of such Remediation, or any control, assessment, or compliance with respect to any pollution or contamination. Environmental Obligations include, without limitation, any Environmental Defects properly asserted by Purchaser pursuant to Article 5 during the Due Diligence Period, but exclude the remedies to which Purchaser is entitled pursuant to Article 5 with respect to such Environmental Defects and excluding all Retained Environmental Obligations. As used herein, "Plugging and Abandonment" means all plugging, replugging, abandonment, removal, disposal or restoration associated with the Assets, including, but not limited to, all plugging and abandonment, removal, surface restoration (including, without limitation, wetlands and marsh restoration), site clearance, and disposal of the Wells, well cellars, structures, and other Personal Property located on or associated with the Assets (whether drilled or placed on an Asset prior to, on, or after the Effective Date), the removal and capping of all associated flowlines, the restoration of the surface, site clearance, and any disposal of related waste materials, including, without limitation, naturally occurring radioactive material
         (NORM) and asbestos, all in accordance with all Applicable Laws and the terms and conditions of the Properties and Existing Contracts; provided, however, this definition of Plugging and Abandonment is not intended to preclude Purchaser from raising an Environmental Defect as provided in Article 5.

13.3.2 All representations, warranties, covenants, agreements, and indemnities of Purchaser and Seller shall survive the Closing and the delivery of the General Assignment, shall not be merged with or into the General Assignment, and shall remain in force and effect as provided in this
         Section 13.3.2. Such survival does not obligate any Party to make any further representation or warranty after the Closing Date, or to cause any representation or warranty made hereunder to remain true and correct after the Closing Date. If the Closing occurs, and except for matters relating to taxes, which are governed exclusively by Article 15, the indemnities provided by each Party to the other Party under
         Section 13.3 hereof (i) shall constitute the sole and exclusive remedy for such Party with respect to the inaccuracy in or breach of any representation or warranty made by the other Party hereunder and (ii) in addition to the indemnities contained in Sections 3.1, 3.10.2, 5.2.2, 12.5.2, and 13.2, shall constitute the sole and exclusive remedy for such Party with respect to the breach or default in the performance by such other Party of any covenant or agreement of such other Party under this Agreement, and each Party hereby waives any claim or cause of action that it may otherwise have under common law, any statute, or otherwise against the other Party arising from or out of any such breach, inaccuracy, or default. Except to the extent otherwise provided in Article 15 with respect to taxes, neither Purchaser nor Seller shall be entitled to seek indemnification from the other Party with respect to the inaccuracy in or breach of any representation or warranty made by such Party hereunder unless the Party seeking indemnification gives written notice of the alleged inaccuracy or breach to the Party from whom indemnification is sought no later than the 180th day after the Scheduled Closing Date. Except to the extent otherwise provided in
         Article 15 with respect to taxes, and except as provided hereinafter, neither Purchaser nor Seller shall be entitled to seek indemnification from the other Party with respect to the breach or default in the performance by such Party of any covenant or agreement of such Party contained in this Agreement unless the Party seeking indemnification gives written notice of the alleged breach or default to the Party from whom indemnification is sought no later than the 180th day after the Closing Date; provided, however, that with respect a claim for indemnification with respect to a breach or default in the performance by a Party of the terms of Section 13.1, Section 13.2, or Section 13.9, such claim for indemnification must be given no later than the 270th day after the Closing Date; and provided further that there shall be no time limitation on the right of a Party entitled to indemnification to assert its claim for indemnification or other rights arising under
         Section 3.1, 3.10.2, 3.10.3, Section 5.2.2, clauses (a), (b), (c), (d),
         (e), and (f) of Section 13.3.3, or clauses (a), (b), (c), and (d) of
         Section 13.3.4. The deadlines for asserting claims for indemnification specified in the preceding two sentences of this Section 13.3.2 shall be referred to herein as the "Survival Dates." Except as otherwise provided in this Agreement and the General Assignment, the sole and exclusive remedies of Purchaser with respect to Title Defects, Casualty Losses, and Environmental Defects shall be as stated in Articles 3, 4, and 5, and in no event shall any other provision of this Agreement entitle Purchaser to any other remedy with respect to Title Defects, Casualty Losses, or Environmental Defects.

13.3.3 Subject to the terms of Section 14.2, and in addition to the indemnities by Purchaser of Seller under the terms of Sections 3.1, 5.2, 12.5.2, and 13.2, Purchaser hereby indemnifies and agrees to defend and hold harmless Seller and the Seller Group from and against all Costs based upon, arising out of, in connection with, or relating to (i) any inaccuracy in or breach of any representation or warranty of Purchaser contained in this Agreement (provided, however, that for purposes of this Section 13.3.3, all qualifications relating to materiality contained in such representations and warranties shall be disregarded); and (ii) any breach or default in the performance by Purchaser of any covenant or agreement of Purchaser contained in this Agreement. If the Closing occurs, Purchaser shall indemnify, defend and hold harmless Seller and the Seller Group from and against all Costs based upon, arising out of, in connection with, or relating to the following:

         (a)   the Environmental Obligations;

         (b) any dispute or claim arising in connection with preferential purchase rights on Assets conveyed to Purchaser at the Closing;

         (c)   the Assumed Obligations;

         (d) with respect to the affected Asset, any Title Defect and any Casualty Loss for which Purchaser has received, as applicable, a Title Indemnity Payment or Casualty Loss Amount;

         (e) the obligations incurred by Seller in connection with any Asset as to which Seller continues to hold title for the benefit of Purchaser pending the receipt of an outstanding consent to assignment as contemplated in Section 3.10.3, except for matters indemnified by Seller under Section 3.10.2 and except for matters relating to the gross negligence, criminal or fraudulent behavior, or willful misconduct of Seller; and

         (f) except to the extent covered by Seller's indemnification obligation under clause (c) of Section 13.3.4, all Costs and claims relating to Purchaser's performance of its obligations under Section 3.10.3.

13.3.4 Subject to the terms of Section 14.2, and in addition to the indemnities by Seller of Purchaser under the terms of Section 3.10.2, Seller hereby indemnifies and agrees to defend and hold harmless Purchaser and the Purchaser Group from and against all Costs based upon, arising out of, in connection with, or relating to (i) any inaccuracy in or breach of any representation or warranty of Seller contained in this Agreement (provided, however, that for purposes of this Section 13.3.4, all qualifications relating to materiality contained in such representations and warranties shall be disregarded), and (ii) any breach or default in the performance by Seller of any covenant or agreement of Seller contained in this Agreement. If the Closing occurs, Seller shall indemnify, defend, and hold harmless Purchaser and the Purchaser Group from and against all Costs based upon, arising out of, in connection with, or relating to the following:

         (a) except for Assumed Obligations and Environmental Obligations, and except for Title Defects, Casualty Losses, and Environmental Defects for which Purchaser's sole remedies are provided under Articles 3, 4, and 5, all claims and Costs relating to the ownership, operation, or use of the Assets for the period prior to the Closing Date, including, without limitation, (1) all Costs and claims against or suffered by Seller or its Affiliates that relate in any way to injury to or death of any person, persons, or other living things, or loss or destruction of or damage to property affecting or relating to the Assets, to the extent that such claims or Costs, or the acts or omissions giving rise thereto, arose, occurred, or existed prior to the Closing Date,
               (2) all claims and Costs relating to the non-payment or improper payment of royalties, overriding royalties, and other burdens on production from the Properties prior to the Closing Date, whether based on allegations of improper valuation, underpayment, improper measurement, improper calculation, overpayment, wrongdoing, or otherwise, and (3) all Costs relating to or arising out of any joint interest audit of any of the Assets to the extent attributable to the period prior to the Effective Date; and

         (b) any Costs and obligations relating to the offsite disposal, during the period of Seller's ownership of the Assets prior to the Closing Date, of Hazardous Substances used in connection with or otherwise related to the Assets, including, without limitation, any Remediation related thereto;

         (c) except to the extent covered by Purchaser's indemnification obligation under clause(e) of Section 13.3.3, all Costs and claims relating to Seller's performance of its obligations under Sections 3.10.2 and 3.10.3; and

         (d) all Costs, liabilities, obligations, and claims arising out of or related in any way to the Excluded Assets.

13.3.5 Notwithstanding the terms of Section 13.3.4, Purchaser shall not be entitled to indemnification under Section 13.3.4 with respect to the inaccuracy in or breach of any representation or warranty of Seller hereunder or any breach or default in the performance by Seller of any covenant of Seller hereunder, nor shall Purchaser be entitled to receive, either by direct payment or as a reduction of the Purchaser Price, any Title Indemnity Payment, Environmental Indemnity Payment, or any Casualty Loss Amount unless and until the total amount of all such Title Indemnity Payments, Environmental Indemnity Payments, Casualty Loss Amounts, and indemnified claims relating to Seller's representations, warranties, and covenants hereunder exceed $1,250,000.00 (the Basket Deductible"). In no event shall Seller's aggregate liability for indemnification under Section 13.3.4 with respect to claims asserted by Purchaser in accordance with the terms of
         Section 13.5 on or before the applicable Survival Date exceed ten percent (10%) of the Purchase Price, over and above the Basket Deductible.

13.4 Disclaimer. PURCHASER'S OBLIGATIONS UNDER SECTION 13.3.1 AND THE OBLIGATIONS OF THE INDEMNIFYING PARTY UNDER SECTION 13.3 SHALL APPLY REGARDLESS OF THE FAULT OR NEGLIGENCE (OTHER THAN THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE OTHER PARTY, INCLUDING STRICT OR STATUTORY LIABILITY OF THE OTHER PARTY UNDER ANY APPLICABLE LAW.

13.5 Method of Asserting Claims. All claims for indemnification under this Agreement shall be asserted and resolved as follows provided that the provisions of Sections 13.5 through 13.6 shall be covenants and not conditions to the defense and indemnity obligations to which they apply:

13.5.1 In the event that any claim is asserted, whether by a third party (a "Third Party Claim") or by the other Party hereto (a "Non-Third Party Claim"), for which a Party providing indemnification (the "Indemnifying Party") would be liable to a Party or any of its officers, directors, employees, agents or representatives entitled to indemnification hereunder (the "Indemnified Party"), the Indemnified Party shall promptly notify the Indemnifying Party of such claim, specifying the nature of such claim and the amount or the estimated amount thereof (including a copy of the written claim, if any), to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim) (the "Claim Notice").

13.5.2 Upon its receipt of a timely Claim Notice for a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of such Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not it disputes its liability to the Indemnified Party hereunder with respect to such claim; and (ii) if it does not dispute such liability, whether or not it desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim; provided, however, that the Indemnified Party is hereby authorized, prior to and during the Notice Period, to file any motion, answer or other pleading, submission or document which it shall deem necessary or appropriate to protect its interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it does not dispute such liability and desires to defend against such Third Party Claim or demand, then, except as hereinafter provided, the Indemnifying Party shall have the right to defend such

         Third Party Claim by appropriate proceedings, which proceedings shall be promptly settled or prosecuted to a final conclusion, in such a manner as to avoid any risk of the Indemnified Party becoming subject to liability (other than liability determined pursuant to a final, non-appealable judicial decision to result from the gross negligence or willful misconduct of the Indemnified Party). If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its own cost and expense. If the Indemnifying Party disputes its liability with respect to such Third Party Claim, or elects not to defend against such Third Party Claim, whether by not giving timely notice as provided above or otherwise, the Indemnified Party shall have the right, but not the obligation, to defend against such Third Party Claim, and the amount of any such Third Party Claim, or if the same be contested by the Indemnifying Party or by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful, shall be conclusively deemed to be a liability of the Indemnifying Party hereunder.

13.5.3 Upon receipt of a timely Claim Notice involving a Non-Third Party Claim, the Indemnified Party and the Indemnifying Parties shall meet and use their respective best efforts to agree on the validity and the amount of the Non-Third Party Claim covered by the Claim Notice. If, within 30 days after the Indemnifying Party's receipt of such Claim Notice, the Parties cannot agree on the validity and the amount of the Non-Third Party Claim, the validity and the amount of the Non-Third Party Claim shall be determined by arbitration as provided below in
         Section 13.5.4.

13.5.4 All disputes between Seller and Purchaser with respect to any matter relating to indemnification under this Agreement shall be determined by arbitration using the procedure for determining the arbitrator and other procedures for the arbitration contained in Section 3.9 of this Agreement, which provisions are incorporated herein mutadis mutandis.

13.6 Payment. Payments under this Article 13 and under any other indemnity provision of this Agreement shall be made as follows:

13.6.1 In the event that the Indemnifying Party is required to make any payment hereunder, the Indemnifying Party shall promptly pay the Indemnified Party the amount so determined. If there should be dispute as to the amount or manner of determination of any indemnity obligation owed hereunder, the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable hereunder and the portion, if any theretofore paid, shall bear interest at the Agreed Rate (as provided in Section 13.6.2). Upon the payment in full of any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any person or other entity with respect to the subject matter of this claim.

13.6.2 If all or part of any indemnification obligation under the Agreement is not paid when due upon resolution of the claim, then the Indemnifying Party shall pay upon demand to the Indemnified Party interest at the Agreed Rate on the unpaid amount of the obligation for each day from the date the amount became due until payment in full. As used herein, "Agreed Rate" means a rate per annum calculated on a 360-day basis which is equal to the lesser of (a) a rate which is two percent (2%) above the prime rate of interest of Chase Manhattan Bank, New York, New York, as announced or published by such bank from time to time (adjusted from time to time to reflect any changes in such rate determined hereunder), or (b) the maximum rate from time to time permitted by Applicable Law.

13.7 Limitation on Damages. For the breach or non-performance by any Party of any representation, warranty, covenant, or agreement contained in this Agreement, the liability of the obligor shall be limited to direct actual damages only, except to the extent that the obligee is entitled to specific performance or injunctive relief. AS BETWEEN THE PARTIES, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER SELLER NOR PURCHASER SHALL BE LIABLE TO THE OTHER PARTY AS THE RESULT OF A BREACH OR A VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT, OR CONDITION CONTAINED IN THIS AGREEMENT FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES, LOST PROFITS, OR OTHER BUSINESS INTERRUPTION DAMAGES, IN TORT, IN CONTRACT, UNDER ANY INDEMNITY PROVISION, ARISING BY OPERATION OF LAW (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY), OR OTHERWISE. WITH RESPECT TO CLAIMS BY THIRD PERSONS, A PARTY MAY RECOVER FROM THE OTHER PARTY ALL COSTS, EXPENSES, OR DAMAGES (INCLUDING, WITHOUT LIMITATION, SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES), LOST PROFITS, AND OTHER BUSINESS INTERRUPTION DAMAGES IN ADDITION TO ACTUAL DIRECT DAMAGES PAID OR OWED TO ANY SUCH THIRD PERSON IN SETTLEMENT OR SATISFACTION OF CLAIMS AS TO WHICH THE RELEVANT PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER.

13.8 Recording. As soon as practicable after Closing, Purchaser shall record all General Assignments covering the Properties in the appropriate counties and provide Seller, at its expense, with copies of all recorded General Assignments.

13.9 Cooperation and Further Assurances. After Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement, including but not limited to the execution of state change of operator forms and other required state regulatory filings. Each Party also agrees to cooperate with each other by providing reasonable information which may be required by the other Party for the purpose of administering the Assets and preparing or reviewing the Post Closing Adjustment Statement.

                                 14. TERMINATION

14.1 Right of Termination. This Agreement may be terminated at any time at or prior to the Closing:

14.1.1   By mutual consent of the Parties;

14.1.2 By the Party not in material breach or material default of its obligations under this Agreement if, prior to the Closing Date, the other Party is in material breach or material default of its obligations under this Agreement;

14.1.3   By Purchaser pursuant to the provisions of Section 3.8, if applicable;

14.1.4 By Purchaser if the Closing does not occur because (i) any of the conditions contained in Article 11 hereof is not fulfilled by Seller or waived by Purchaser on or before the Closing Date, and (ii) all of the conditions set forth in Article 10 hereof have been fulfilled on or before the Closing Date; or.

14.1.5 By Seller if the Closing does not occur because (i) any of the conditions contained in Article 10 hereof is not fulfilled by Purchaser or waived by Seller on or before the Closing Date, and (ii) all of the conditions set forth in Article 11 hereof have been fulfilled on or before the Closing Date.

14.2     Effect of Termination. If this Agreement is terminated pursuant to
         Section 14.1 above, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 2.3, 9.1, 13.7, 16.10, and this Section 14.2, which shall continue in full force and effect). If this Agreement is terminated pursuant to Section 14.1.1 or
         Section 14.1.3, or by Seller pursuant to Section 14.1.5 if Seller is unable to fulfill the condition set forth in Section 10.5, or by Purchaser pursuant to Section 14.1.4 if Purchaser is unable to fulfill the condition set forth in Section 11.5, neither Party shall have any further liability to the other Party as the result of such termination. If Seller terminates this Agreement pursuant to Section 14.1.2 or
         Section 14.1.5 as the result of Purchaser's failure to fulfill any other condition set forth in Article 10 or in Section 11.7, then in addition to such right of termination, the sole and exclusive remedy of Seller with respect to such failure by Purchaser to fulfill such conditions shall be the right to retain the Performance Deposit in accordance with Section 2.3 hereof. If Purchaser terminates this Agreement pursuant to Section 14.1.2 or Section 14.1.4 as the result of

         Seller's failure to fulfill any condition set forth in Article 11 for which Seller is responsible (other than Section 11.5 and Section 11.7, for which Purchaser is responsible), then in addition to such right of termination and the right to the return of the Performance Deposit under Section 2.3 hereof, Purchaser shall be entitled to pursue any and all remedies available to Purchaser at law or in equity (but not including specific performance); provided, however, that any damages recovered by Purchaser from Seller with respect to such failure to fulfill such conditions shall be limited to direct, actual damages in an amount not to exceed the amount of the Performance Deposit. Notwithstanding anything to the contrary contained in this Agreement, upon any termination of this Agreement pursuant to Section 14.1, Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any third party without any restriction under this Agreement; and Purchaser shall be liable to Seller for all actual, incidental and consequential damages (including, without limitation, lost profits) if it attempts to interfere in any way with any such enjoyment or action by Seller; provided that the institution of a lawsuit by Purchaser against Seller for the recovery of damages as contemplated in this
         Section 14.2 shall not be deemed to be an attempt to interfere with such enjoyment or action by Seller, as long as Purchaser, upon written request by Seller, provides reasonable assurances to any third party (as designated by Seller) contemplating the purchase of the Assets or any portion thereof from Seller, that Purchaser claims no interest in the Assets by virtue of a right to enforce specific performance under this Agreement and shall waive any rights it may have to enjoin the sale of the Assets, unless Purchaser has reasonable cause to believe that the party in question has tortiously interfered with its rights under this Agreement.

                                    15. TAXES

15.1 Apportionment of Ad Valorem and Property Taxes. All ad valorem taxes, real property taxes, personal property taxes and similar tax obligations (the "Property Taxes") with respect to the Assets for the tax period in which the Effective Date occurs shall be apportioned, based on the Effective Date, between Seller and Purchaser and, if already paid by Seller, an appropriate increase in the Purchase Price shall be made pursuant to Section 2.5.5. If such Property Taxes are not already paid, but the tax liability is known or can be reasonably estimated, Seller's portion of such Property Taxes shall be credited to Purchaser's account pursuant to Section 2.5.11. Purchaser shall pay or cause to be paid to the taxing authorities all Property Taxes of which it has knowledge not already paid relating to the tax period in which the Effective Date occurs, and if appropriate adjustments pursuant to
         Section 2.5 were not made to the Purchase Price at Closing or in connection with the Post-Closing Adjustment Statement, Purchaser shall invoice Seller (with copies of applicable tax bills and assessments to confirm same) for Seller's apportioned share of such Property Taxes, and Seller shall pay the same within thirty (30) days of receipt of said notice. Purchaser shall defend, indemnify, and hold Seller harmless with respect to the payment of such Property Taxes of which Purchaser has knowledge and which Purchaser is obligated to pay to the applicable taxing authorities (including any interest or penalties assessed thereon), provided Seller pays its share (as apportioned hereunder) within thirty (30) days of being properly invoiced (with accompanying documents to support the invoice) by Purchaser. For the tax period in which the Effective Date occurs, Seller agrees (i) to immediately forward to Purchaser Property Tax reports and returns received by Seller after Closing and (ii) to provide Purchaser with appropriate information which is necessary for the Purchaser to file any required Property Tax reports and returns. For non-operated properties, (excepting that portion of those Property Taxes paid by Seller or others attributable to non-operated production burdens as set forth in Section 15.2 below), the Property Taxes will be allocated between Seller and Purchaser upon the receipt of joint interest billings in which such Property Taxes are charged. All tax apportionments determined under this Section 15.1 and Section 15.2 shall be deemed a final settlement of Property Taxes between the Parties.

15.2 Taxes Paid for Others. To the extent Purchaser has a right to do so, Purchaser agrees to withhold from future income distributions to royalty owners, overriding royalty interest owners and other production burden holders as to the Assets amounts sufficient to reimburse Seller for various taxes (e.g., Property Taxes, severance, environmental excise, etc.) paid by Seller on behalf of such interest holders while Seller owned the Assets, (which shall include withholdings for co-working interest owners where Seller has paid their taxes and has not previously collected such taxes through joint interest billings). Seller will provide Purchaser with sufficient documentation to allow Purchaser to confirm amounts to be withheld and will indemnify and hold Purchaser harmless from liability for deducting such sums as directed by Seller. Purchaser agrees promptly to forward to Seller such sums which are withheld pursuant to this Section 15.2.

15.3 Sales Taxes. The Purchase Price is net of any sales taxes or other transfer taxes in connection with the sale of the Assets. Purchaser shall pay all sales and/or transfer taxes, if any, including, without limitation, any applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on the transfer of the Assets pursuant to this Agreement.

15.4 Other Taxes. All production, severance, excise, and other similar taxes relating to production of oil, gas and condensate attributable to the Assets prior to the Effective Date shall be paid by Seller, and all such taxes relating to such production on or after the Effective Date shall be paid by Purchaser. This Section shall not apply to income taxes, Property Taxes, sales taxes, and any other taxes specifically dealt with herein.

15.5 Cooperation. Each Party shall provide the other Party with reasonable information which may be required by the other Party for the purpose of preparing tax returns and responding to any audit by any taxing jurisdiction. Each Party shall cooperate with all reasonable requests of the other Party made in connection with contesting the imposition of taxes. Notwithstanding anything to the contrary in this Agreement, neither Party shall be required at any time to disclose to the other Party any tax returns or other confidential tax information.

15.6 Tax Indemnity. Each Party shall indemnify and hold the other Party harmless with respect to the payment of any of those taxes, including any interest or penalties assessed thereon, for which the indemnifying Party is responsible pursuant to the provisions of this Article 15.

15.7 Exculsivity; Limitations. The indemnities contained in this Article 15 shall constitute the sole and exclusive remedies of Seller and Purchaser with respect to the breach or default by the other Party of any representation, warranty, or covenant relating to taxes contained in this Agreement. Neither Seller nor Purchaser shall be entitled to assert a claim for indemnification under this Article 15 unless the Party seeking indemnification gives written notice of the claim for indemnification to the Party from whom indemnification is sought no later than the 180th day after the expiration of the applicable statute of limitations for the assessment of the relevant tax.

                                16. MISCELLANEOUS

16.1 Entire Agreement. This Agreement, the Confidentiality Agreement dated August 7, 2005, between Statex I, Purchaser, and Thomas Kaetzer (the "Confidentiality Agreement"), the documents to be executed pursuant to this Agreement, the attached Exhibits and Schedules, and the documents and agreements executed concurrently herewith constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions of the Parties, whether oral or written, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth herein or in documents delivered pursuant hereto. No supplement, amendment, alteration, modification, or waiver of this Agreement shall be binding unless executed in writing by the Parties.

16.2 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

16.3 Headings. The headings of articles and sections used in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. References herein to articles, sections, exhibits, and schedules are to articles, sections, exhibits, and schedules to this Agreement unless expressly stated otherwise.

16.4 Assignment. Prior to Closing, no Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any assignment made without such consent shall be void and such purported assignee shall have no rights, directly or indirectly, to enforce the rights of its purported assignor under this Agreement. Except as otherwise provided in this Section 16.4, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, assigns and legal representatives. No assignment or designation shall relieve the assigning Party from any obligation hereunder unless expressly so agreed by the other Party.

16.5 No Third Party Beneficiaries. Nothing in this Agreement shall entitle any party other than Purchaser and Seller and their duly authorized successors or assigns (to the extent permitted by Section 16.4) to any claim, cause of action, remedy or right of any kind.

16.6 Governing Law. This Agreement, other documents delivered pursuant hereto, and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed wholly within the State of Texas. The validity of the various assignments or conveyances affecting the title to the Properties (and the warranties of title thereunder) shall be governed by and construed in accordance with the laws of the jurisdiction in which the Properties are located.

16.7 Notices. Any notice, communication, request, instruction or other document required or permitted by this Agreement shall be given in writing by certified mail, return receipt requested, postage prepaid, or by prepaid air express, telegram, hand delivery, or facsimile (except that notice given by facsimile shall be effective upon receipt only if received during normal business hours, and if received after normal business hours, such notice shall be deemed given at the commencement of normal business hours on the next business day) as follows:

If to Seller:                              If to Purchaser:
-------------                              ----------------
Statex Petroleum I, L.P.                   Baseline Oil & Gas Corp.
1801 Royal Lane, Suite 606                 3 Park Avenue, 16th Floor
Dallas, Texas 75229                        New York, New York  10016
Attention: Mr. Dhar Carman                 Attention: Mr. Richard M. Cohen
Telephone: (972)869-2800                   Telephone: (212) 561-3626
Facsimile: (972)869-2900                   Facsimile: (212) 779-9928

      and

Charles W. Gleeson LP
24 Smith Road, Suite 222
Midland, Texas 79705
Attention: Mr. Charles W. Gleeson
Telephone: (432)682-1456
Facsimile: (432)682-1354

(or at such other address or in care of such other person as either the other) and shall be deemed to have been given as date of receipt by the intended Party.

16.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but such counterparts together shall constitute for all purposes one agreement.

16.9 Expenses. Except as otherwise provided in this Agreement, each Party shall be solely responsible for all expenses incurred by it in connection with this transaction (including, without limitation, fees and expenses of its own counsel and accountants) and shall not be entitled to reimbursement therefor from the other Party.

16.10    Confidentiality.

16.10.1 Seller's and Purchaser's respective obligations under the Confidentiality Agreement shall terminate upon the Closing. Purchaser agrees that if this Agreement is terminated for any reason whatsoever, Purchaser's obligations under the Confidentiality Agreement shall continue in accordance with the terms thereof.

16.10.2 After the Closing, Seller agrees not to disclose geological, seismic and other proprietary data related to the Assets, or other information that Seller would treat as confidential if it were the owner of the Assets or any confidential information provided by Purchaser to Seller, and Purchaser agrees not to disclose proprietary or confidential information provided by Seller to Purchaser other than the Records and other data and information relating to the Assets unless (i) the Party to which the confidentiality obligation is owed shall have consented thereto in writing, (ii) disclosure is required pursuant to a court order or by subpoena or similar legal process, or (iii) disclosure is made on advice of its counsel, pursuant to a request by a governmental agency or authority, pursuant to applicable laws and regulations, or to comply with the rules and regulations of any stock exchange; or (iv) such information has been previously made public (except as a result of a breach of this Agreement); provided, however, each Party may disclose such information to its representatives, agents, attorneys, consultants, auditors, and lenders as needed, but in such event the relevant Party shall use reasonable efforts to cause such persons to keep such information confidential. Notwithstanding any other provision hereof to the contrary, the obligations of the Parties regarding confidentiality set forth in Section 5.2.1 shall survive the Closing and remain in effect as provided herein.

16.11 Exhibits and Schedules. All references in this Agreement to Exhibits shall be deemed to be references to such Exhibits as the same may be amended and supplemented by mutual agreement of the Parties through and as of the Closing and all such Exhibits, as amended and supplemented, are hereby incorporated into this Agreement by reference.

16.12 Publicity. Prior to making any press or other similar release or public announcements regarding the transactions contemplated by this Agreement, each Party shall consult with the other Party regarding the proposed contents thereof, but no approval thereof shall be required.

16.13 Use of Seller's Names. Purchaser agrees to use reasonable efforts as soon as practicable after the Closing, but in any case prior to one hundred eighty (180) days after the Closing, to remove or cause to be removed, to the extent it has knowledge of the existence of same, the following names and marks used by Seller and all variations and derivatives thereof and logos relating thereto from the Assets and will not thereafter make any commercial use of such names, marks, and logos:
         Statex Petroleum I, L.P., Statex Operating, LLC, Statex Petroleum, Inc., and Charles W. Gleeson, Inc.

16.14 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the contemplated transactions is not affected in any material adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the contemplated transactions are fulfilled to the extent possible.

16.15 Affiliate. For purposes of this Agreement, the term "Affiliate" (whether capitalized or not) shall mean, when used with respect to a person or entity, any other person or entity (i) which directly or indirectly (through one or more intermediaries) controls, or is controlled by, or is under common control with, such first mentioned person or entity, or (ii) which beneficially owns, holds or controls fifty percent (50%) or more of the interest of such first mentioned person or entity. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person or entity, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

16.16    INTENTIONALLY OMITTED.

16.17 Attorney's Fees. Any Party successfully pursing a claim for the enforcement of any provision of this Agreement, including without limitation agreements of indemnity contained herein, or any of the instruments or documents to be delivered pursuant hereto, shall be entitled to recover from the unsuccessful Party reasonable attorneys' fees, court costs and other expenses incurred by the successful Party in such action.

      IN WITNESS WHEREOF, Purchaser and Seller have executed and delivered this Agreement as of the date first written above but effective as of the Effective Date.

SELLER:

Statex Petroleum I, L.P.

BY: Statex Operating, LLC, General Partner


By: /s/ Dhar Carman
    -----------------------------
    Dhar Carman
    Manager


Charles W. Gleeson LP

By: Charles W. Gleeson Management, LLC, General Partner


By: /s/ Charles W. Gleeson
    -----------------------------
    Charles W. Gleeson
    President

                   SIGNATURE PAGE FOR BASELINE OIL & GAS CORP.
                   TO PURCHASE AND SALE AGREEMENT DATED AS OF
               DECEMBER 20, 2006, AMONG STATEX PETROLEUM I, L.P.,
                    AND CHARLES W. GLEESON LP, AS SELLER, AND
                       BASELINE OIL & GAS CORP., AS BUYER

PURCHASER:

BASELINE OIL & GAS CORP.


BY: /s/ Barrie Damson
    -----------------------------
    Barrie Damson
    Chairman and Chief Executive Officer